                                                                    Exhibit 2.1






                    AGREEMENT FOR PURCHASE AND SALE OF STOCK
                       OF METROL SECURITY SERVICES, INC.



                                  BY AND AMONG


                              THE SHAREHOLDERS OF
                         METROL SECURITY SERVICES, INC.

                         METROL SECURITY SERVICES, INC.




                                      AND




                     PROTECTION ONE ALARM MONITORING, INC.


                              PROTECTION ONE, INC.





                                  MAY 23, 1996

                               TABLE OF CONTENTS

1.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 1 -
         1.1     "Accounts Receivable"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 1 -
         1.2     "Alarm Account"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 1 -
         1.3     "Assets" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 2 -
         1.4     "Base Purchase Price"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 2 -
         1.5     "Cash Closing Payment" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 2 -
         1.6     "Closing"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 2 -
         1.7     "Closing Balance Sheet Adjustments"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 2 -
         1.8     "Closing Date" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 2 -
         1.9     "Closing Financials" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 2 -
         1.10    "Closing Purchase Price" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 2 -
         1.11    "Company"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 2 -
         1.12    "Company's knowledge" or "knowledge of the Company"  . . . . . . . . . . . . . . . . . . . . . . . . . . - 2 -
         1.13    "Contractual Rights" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 2 -
         1.14    "Copyrights" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 2 -
         1.15    "Customer" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 2 -
         1.16    "Customer Account" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 3 -
         1.17    "Customer Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 3 -
         1.18    "Deferred Payment" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 3 -
         1.19    "Escrow Agent" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 3 -
         1.20    "Escrow Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 3 -
         1.21    "Final Purchase Price" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 3 -
         1.22    "Financial Adjustment Schedule"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 3 -
         1.23    "Financial Statements" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 3 -
         1.24    "Improvements" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 3 -
         1.25    "Intellectual Property"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 3 -
         1.26    "Inventory"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 4 -
         1.27    "Licenses" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 4 -
         1.28    "Majority in Interest of Shareholders" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 4 -
         1.29    "Notes"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 4 -
         1.30    "Parent's Shares"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 4 -
         1.31    "Percentage Ownership" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 4 -
         1.32    "Permitted Liens"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 4 -
         1.33    "Personal Property"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 4 -
         1.34    "Real Property"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 4 -
         1.35    "Registration Rights Agreement"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 5 -
         1.36    "Shareholder's knowledge" or "knowledge of Shareholder(s)" . . . . . . . . . . . . . . . . . . . . . . . - 5 -
         1.37    "Shareholders' Representatives . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 5 -
         1.38    "Stock"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 5 -
         1.39    "Subscriber" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 5 -
         1.40    "Subsidiary" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 5 -

2.       PURCHASE AND SALE OF STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 5 -
         2.1     Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 5 -

         2.2     Closing Date; Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 6 -
         2.3.    Purchase Price; Adjustments to Purchase Price; Payments  . . . . . . . . . . . . . . . . . . . . . . . . - 6 -
                 2.3.1    Base Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 6 -
                 2.3.2    Determination of Purchase Price Paid at Closing . . . . . . . . . . . . . . . . . . . . . . . . - 6 -
                 2.3.3    Additions and Subtractions to Base Purchase Price Based on the Company's Assets and
                          Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 7 -
                 2.3.4    Payment of the Closing Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 7 -
         2.4     Financial Adjustment Schedule  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 8 -
         2.5     Final Purchase Price Determination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 8 -
         2.6     Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 8 -
         2.7     Deposit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 8 -
                 2.7.1    Payment of Deposit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 8 -
                 2.7.2    Application of Deposit to Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . - 9 -
                 2.7.3    Refund of Deposit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 9 -

3.       SCHEDULES DELIVERED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 9 -
         3.1     Alarm Accounts List  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 9 -
         3.2     Asset List . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 9 -
         3.3     Customer Accounts List . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 9 -
         3.4     Excluded Asset List  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 9 -
         3.5     Schedule of Closing Work in Process  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 10 -

4.       INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . .   - 10 -
         4.1     Ownership of Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 10 -
         4.2     Capacity and Authority, No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 10 -
         4.3     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 11 -
         4.4     Absence of Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 12 -
         4.5     Litigation and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 12 -
         4.6     Investment Representation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 12 -


5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 12 -
         5.1     Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 13 -
         5.2     Organization and Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 13 -
         5.3     Binding Effect, No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 14 -
         5.4     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 15 -
         5.5     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 15 -
         5.6     Current Financials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 15 -
         5.7     Absence of Specified Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 15 -
         5.8     Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 16 -
         5.9     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 16 -
         5.10    Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 16 -
         5.11    Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 17 -
         5.12    Alarm Systems and Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 17 -
         5.13    UL and Factory Mutual Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 17 -
         5.14    Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 18 -

         5.15    Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 18 -
         5.16    Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 18 -
         5.17    Litigation and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 19 -
         5.18    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 20 -
         5.19    Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 20 -
         5.20    Subscriber and Customer Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 20 -
         5.21    Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 21 -
         5.22    Insurance Policies and Coverages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 22 -
         5.23    Work in Process  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 22 -
         5.24    Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 22 -
         5.25    Taxes and Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 22 -
         5.26    Schedules Delivered  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 23 -
         5.27    No Material Misstatements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 23 -

6.       REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 23 -
         6.1     Organization, Standing and Shares of Parent's Stock  . . . . . . . . . . . . . . . . . . . . . . . . .   - 24 -
         6.2     Parent SEC Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 24 -
         6.3     Power and Authority, Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 24 -
         6.4     Litigation and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 25 -
         6.5     Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 25 -
         6.6     Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 26 -
         6.7     No Material Misstatements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 26 -

7.       COVENANTS OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 26 -
         7.1     Right of Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 26 -
         7.2     Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 26 -
         7.3     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 27 -
         7.4     Disclosure of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 27 -
         7.5     Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 27 -
         7.8     Dictograph Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 28 -

8.       COVENANTS OF BUYER AND PARENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 28 -
         8.1     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 28 -
         8.2     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 29 -
         8.3     Stock Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 29 -
         8.4     Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 29 -

9.       CONDITIONS TO OBLIGATION OF BUYER TO PERFORM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 29 -
         9.1     Due Diligence Review . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 29 -
         9.2     Material Disclosures in Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 30 -
         9.3     Representations and Warranties True on the Closing Date  . . . . . . . . . . . . . . . . . . . . . . .   - 30 -
         9.4     Compliance with Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 30 -
         9.5     Tender of All Stock and Stock Powers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 30 -
         9.6     Resignation of Directors and Certain Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 30 -
         9.7     Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 31 -
         9.8     Hart-Scott-Rodino  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 31 -

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
         9.9     Approval of Revisions to Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 31 -
         9.10    No Material Adverse Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 31 -
         9.11    No Pending Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 31 -
         9.12    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 31 -
         9.13    Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 32 -

10.      CONDITIONS TO OBLIGATION OF SHAREHOLDERS TO PERFORM  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 32 -
         10.1    Representations and Warranties True on the Closing Date  . . . . . . . . . . . . . . . . . . . . . . .   - 32 -
         10.2    Compliance with Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 32 -
         10.3    No Pending Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 32 -
         10.4    Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 32 -
         10.5    Hart-Scott-Rodino  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 33 -
         10.6    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 33 -
         10.7    No Material Adverse Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 33 -
         10.8    Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 33 -

11.      REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 33 -
         11.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 33 -
         11.2    Other Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 34 -

12.      CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 34 -
         12.1    Shareholders' Obligations at Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 34 -
         12.2    Shareholders' Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 35 -
         12.3    Buyer's and Parent's Obligations at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 35 -
         12.4    The Company's Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 36 -

13.      INDEMNIFICATION BY SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 36 -
         13.1    Scope of Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 36 -
         13.2    Notice; Tendering Defense to Shareholders for Third Party Claims . . . . . . . . . . . . . . . . . . .   - 37 -
         13.3    Buyer's Claim Basket and Liability Cap . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 38 -
         13.4    Tax Buyer's Claim Defense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 38 -
         13.5    Other Limitations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 38 -
         13.6    Sole and Exclusive Remedy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 39 -
         13.7    Survivability of a Buyer's Claim . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 39 -
         13.8    Payment of Buyer's Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 39 -

14.      INDEMNIFICATION BY BUYER AND PARENT OF SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 39 -
         14.1    Scope of Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 39 -
         14.2    Notice; Tendering Defense to Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 40 -
         14.3    Buyer's Claim Basket . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 40 -
         14.4    Survivability of a Shareholders' Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 40 -
         14.5    Sole and Exclusive Remedy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 41 -

15.      OBLIGATIONS AFTER CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 41 -
         15.1    Transition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 41 -
         15.2    Retention of Company's Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 41 -

         15.3    Stub Tax Year Filing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 42 -

16.      ARBITRATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 42 -
         16.1    Submission . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 42 -
         16.2    Selection of Arbitrator  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 42 -
         16.3    Discovery  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 42 -
         16.4    Time Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 43 -
         16.5    General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 43 -
         16.6    Applicable Rules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 43 -
         16.7    Injunctive and Provisional Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 43 -

17.      GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 43 -
         17.1    Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 43 -
         17.2    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 44 -
         17.3    Survival of Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . . . . .   - 44 -
         17.4    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 44 -
         17.5    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 46 -
         17.6    Entire Agreement: Modification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 46 -
         17.7    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 46 -
         17.8    Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 47 -
         17.9    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 47 -
         17.10   Governing Law; Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 47 -
         17.11   Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 47 -
         17.12   Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 47 -
         17.13   Successors in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 47 -
         17.14   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 47 -
         17.15   Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 48 -
         17.16   Preparation of Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 48 -
         17.17   Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 48 -
         17.18   Joint and Several Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 48 -
         17.19   Action by the Shareholders' Representatives  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 48 -

                    AGREEMENT FOR PURCHASE AND SALE OF STOCK


                 THIS AGREEMENT FOR PURCHASE AND SALE OF STOCK (the "Agreement") is executed as of the 23rd day of May, 1996 (the "Execution Date"), by and among the persons and entities described in Section 2.1 hereto (individually a "Shareholder" and collectively, the "Shareholders"), METROL SECURITY SERVICES, INC., a Delaware corporation ("Metrol"), and PROTECTION ONE ALARM MONITORING, INC., a Delaware corporation (the "Buyer"), and PROTECTION ONE, INC., a Delaware corporation (the "Parent").

                                    RECITALS

                 WHEREAS, Metrol and its subsidiaries are engaged in the business of the sale and installation of security and alarm equipment, servicing and monitoring security and alarm customers and operating a guard and patrol service and owning certain personal property, vehicles and other assets in connection therewith (the "Business"); and

                 WHEREAS, Shareholders are the owners of all of the issued and outstanding capital stock of Metrol and the owners of certain warrants to acquire additional shares of capital stock of Metrol; and

                 WHEREAS, Metrol is the sole owner of all of the issued and outstanding capital stock of each Subsidiary (as hereinafter defined); and

                 WHEREAS, Shareholders desire to sell to Buyer and Buyer desires to purchase from Shareholders, on the terms and subject to the conditions of this Agreement, all of the Stock (as hereinafter defined); and

                 WHEREAS, Buyer is a wholly-owned subsidiary of Parent.

                 NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties agree as follows:

1.       DEFINITIONS

                 In addition to any other terms that are defined in this Agreement, the following terms shall have the following meanings in this
Agreement:

         1.1 "Accounts Receivable" means all rights of the Company to payment for goods sold or leased, or for services rendered, by the Company, and shall include all notes and other instruments or obligations arising out of, or evidencing or representing the right to payment for, such goods sold or leased, or services rendered, by the Company.

         1.2 "Alarm Account" means an installed monitored alarm account of the Company and all available records (including, without limitation, service and installation records), files, computer information, monitoring codes, upload codes, download codes, master codes, lock-out codes, communicator identification codes and goodwill of the Company related thereto, and any and all related agreements for alarm systems and services ("Subscriber Agreement(s)") between the Company and a Subscriber. The Alarm Accounts shall be listed on Schedule 3.1, which list shall set forth the account number, account name, the recurring monthly revenue ("RMR") for each Alarm Account as of the date set forth on such schedule and the total RMR for the Alarm Accounts as of the date set forth on such schedule.

         1.3 "Assets" means all assets and properties of the Company, including the Alarm Accounts, Subscriber Accounts, Accounts Receivable, Real Property, Inventory, Personal Property, Contractual Rights and Intellectual Property, and all records and files related thereto.

         1.4     "Base Purchase Price" has the meaning specified in subsection
2.3.1.

         1.5     "Cash Closing Payment" has the meaning specified in subsection
2.3.2.

         1.6     "Closing" has the meaning specified in Section 2.2.

         1.7 "Closing Balance Sheet Adjustments" has the meaning specified in subsection 2.3.3.

         1.8     "Closing Date" has the meaning specified in Section 2.2.

         1.9 "Closing Financials" means (a) the audited consolidated statements of the Company's income and expenses for the period from January 1, 1996 through and including 11:59:59 pm of the day preceding the Closing Date, and (b) the audited consolidated balance sheet of the Company as of the day preceding the Closing Date, in each case together with the report thereon of KPMG Peat Marwick, the Company's independent certified public accountants.

         1.10 "Closing Purchase Price" has the meaning specified in subsection 2.3.2.

         1.11    "Company" means Metrol and the Subsidiaries, collectively.

         1.12 "Company's knowledge" or "knowledge of the Company" or similar words or phrases refer to the actual knowledge of the Company after due inquiry of the officers and managers of Metrol or any Subsidiary identified on Schedule
1.12 (collectively "Company Representatives").

         1.13 "Contractual Rights" means any and all rights of the Company in, or claims of the Company under, telephone lines and service, leases, permits, licenses, franchises, purchase and sales orders, promissory notes, covenants not to compete, or other contracts or agreements (including contracts and agreements with Customers and Subscribers for alarm monitoring or security equipment and/or services) of any nature whatsoever in any manner related to the ownership, possession, lease or use of the Assets or to the ownership, operation or conduct of the Business.

         1.14 "Copyrights" means all copyrights, registered or unregistered, statutory or common law, of the Company, including all registrations and applications therefor.

         1.15 "Customer" means any person, business, corporation or other entity, other than a Subscriber, who has a Customer Account.

         1.16 "Customer Account" means a security services account of the Company and all available records, files, computer information, post instructions, patrol routes, and goodwill related thereto, and any and all related agreements for patrol, guard or other security services other than alarm monitoring, installation and repair services. The Customer Accounts shall be set forth on a schedule to be delivered by the Company to Buyer at Closing which list shall set forth the account number, account name and the recurring monthly revenue, if any, for each Customer Account as of the date set forth on such schedule.

         1.17 "Customer Agreement" means a written agreement pursuant to which a Customer is provided patrol, guard or other security services by the Company.

         1.18    "Deferred Payment" has the meaning specified in subsection
2.3.2.

         1.19 "Escrow Agent" means a national bank or another institution experienced in managing escrows acceptable to Shareholders and Buyer, who shall act as escrow agent pursuant to the Escrow Agreement.

         1.20 "Escrow Agreement" means the Escrow Agreement to be entered into by and among the Shareholders' Representatives, on behalf of Shareholders, Buyer and the Escrow Agent within five (5) business days after the Execution Date, substantially in the form set forth on Exhibit 1.20.

         1.21    "Final Purchase Price" has the meaning specified in Section
2.5.

         1.22    "Financial Adjustment Schedule" has the meaning specified in
Section 2.4.

         1.23 "Financial Statements" means (a) audited consolidated statements of the Company's income and expenses for the twelve (12) month periods ended December 31, 1993, December 31, 1994, and December 31, 1995, and the audited consolidated balance sheets of the Company as of such dates, together with the report thereon of KPMG Peat Marwick, the Company's independent certified public accountants, and (b) unaudited consolidated statements of the Company's income and expenses for the three (3) month period ended March 31, 1996, and the balance sheet of the Company as of such date.
The Financial Statements are set forth in Exhibit 1.23. The internal unaudited consolidated balance sheet dated as of the day preceding the Closing Date of the Company shall be delivered at Closing to Buyer by the Company and Shareholders and is herein referred to as the "Current Financials."

         1.24 "Improvements" means all improvements and fixtures now or hereafter located on or attached to all Real Property owned or leased by the Company, including without limitation all buildings, structures, signage, landscaping, paving, parking facilities, fencing, gates, lighting, heating, ventilation, air conditioning, refrigeration, garbage disposal, communication, electrical and plumbing systems, and all other facilities used to provide any utility or other service to the Real Property.

         1.25 "Intellectual Property" means all trademarks, trade names, service marks, patents, patent applications, Copyrights and other intangible property in any manner related to the ownership, possession or use of the Assets or to the ownership, operation or conduct of the Business that are owned or licensed by the Company or in which the Company has any other proprietary right.

         1.26 "Inventory" means all raw materials, work in process and finished goods produced or used by the Company in the Business.

         1.27 "Licenses" means all licenses or similar agreements to which the Company is a party, either as licensee or licensor, relating to Intellectual Property.

         1.28 "Majority in Interest of Shareholders" means any Shareholder or group of Shareholders who, individually or collectively, has the power to vote a majority of the shares of the Stock.

         1.29 "Notes" means the obligations of the Company evidenced by secured or unsecured promissory notes of the Company and that are reflected under the captions "Notes Payable" and "Current Portion of Notes Payable" on the Current Financials.

         1.30 "Parent's Shares" means that number of shares of the common stock, par value $.01 per share (the "Parent's Common Stock"), of Parent equal to Six Million Dollars ($6,000,000) divided by (ii) the average closing price of the Parent's Common Stock as reported by the Nasdaq National Market on the fifteen (15) trading days commencing on the sixteenth (16th) trading day preceding the Closing Date (the "Average Closing Price"). No fractional interest in the Parents's Shares shall be issued; in lieu thereof, each Shareholder otherwise entitled to a fractional interest shall receive an amount in cash based on the Average Closing Price.

         1.31 "Percentage Ownership" means, as to each Shareholder, the percentage calculated by dividing the number of shares of the Stock owned by such Shareholder as of the Closing Date (and after giving effect to the conversion of all shares of preferred stock of the Company and the exercise of the warrants held by BHI Associates IX, L.P.) by the total number of shares of the Stock which are issued and outstanding and held by Shareholders as of the Closing Date and sold to Buyer.

         1.32 "Permitted Liens" means (i) the lien of taxes not yet delinquent or the validity of which are being contested in good faith by appropriate actions and that are described on Schedule 5.25; and (ii) easements, covenants and restrictions that are presently of record and that do not materially interfere with or impair the Company's use and presently intended use of any of the Real Property or materially reduce the value of any of the Real Property.

         1.33 "Personal Property" means all equipment, tools, machinery, furniture, motor vehicles, trade fixtures, supplies, materials and other tangible personal property, other than Inventory, used by the Company in any manner in connection with the Business, whether owned or leased.

         1.34 "Real Property" means all land in which the Company holds a leasehold interest, all Improvements thereon and all easements and other rights or interests appurtenant thereto or owned or used by the Company in connection therewith.

         1.35 "Registration Rights Agreement" means the registration rights agreement to be entered into between Parent and Shareholders with respect to the Parent's Shares, the form of which agreement is attached hereto as Exhibit 1.35.

         1.36 "Shareholder's knowledge" or "knowledge of Shareholder(s)" or similar words or phrases refer, with respect to each Shareholder, to the actual knowledge of such Shareholder.

         1.37 "Shareholders' Representatives" means Mary Schick (or any other Trustee of the Buckey Family Trust) and Hannah C. Stone (or any other person designated to act in her stead by Sandler Mezzanine General Partnership), acting jointly.

         1.38 "Stock" means all of the issued and outstanding capital stock of Metrol as of the Closing, including the shares of capital stock issuable upon the conversion of preferred stock or the exercise of warrants held by certain Shareholders.

         1.39 "Subscriber" means any person, business, corporation or other entity that has an Alarm Account with the Company for the provision of alarm monitoring, installation and/or repair services.

         1.40 "Subsidiary" and "Subsidiaries" have the meanings specified in Section 5.1.

2.       PURCHASE AND SALE OF STOCK

         2.1     Purchase and Sale

                 Subject to the terms and conditions of this Agreement, Shareholders agree to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Shareholders, on the Closing Date, the number of shares of Stock set forth opposite their respective names:

         Shareholder                       Number of Shares*                 Percent of Stock*
         -----------                       -----------------                 -----------------
The Buckey Family Trust                    287,634                               49.7550%

Sandler Mezzanine Partners, L.P.           141,260                               24.4351%

Sander Mezzanine T-E Partners, L.P.         63,330                               10.9548%

Sandler Mezzanine Foreign Partners, L.P.    30,410                                5.2603%

Steven Wheeler                               2,500                                0.4325%

Galbri Holding, Inc.                         2,500                                0.4325%

Collins Family Partnership                   5,000                                0.8649%

Martin C. Madden                             1,250                                0.2162%

Arnold Zousmer                               2,500                                0.4325%

Jack Kadis                                   1,250                                0.2162%

BHI Associates IX, L.P.                     40,467                  7.0000%
                                            ------                  -------

         TOTAL                             578,101              100.00%

*It is understood that, immediately prior to the Closing, BHI Associates IX, L.P., intends to exercise its Company warrants pursuant to the "net issue" exercise provisions contained therein (unless such holder elects otherwise), and the actual number of shares held by such holder as of the Closing (and, as a result, the percentages listed above) may change.

The Stock shall be transferred, simultaneously with payment by Buyer of the Purchase Price, by delivery of certificates representing the Stock, duly endorsed or accompanied by a duly executed stock power in a form satisfactory to counsel for Buyer, whose approval shall not be unreasonably withheld.

         2.2     Closing Date; Closing

                 The sale and purchase of the Stock ("Closing") shall take place on the later of May 31, 1996 or that date which is three (3) business days after the later of (i) that date on which all of the consents described in Sections 9.12 and 10.6 have been obtained or expressly waived by Buyer and the Shareholders' Representatives in writing, or (ii) on the date Buyer's due diligence review described in Section 9.1 has been completed, at 10:00 a.m. at the offices of the Company or the Company's counsel in Phoenix, Arizona, or at such other time and place as the parties may agree to in writing. The date and time at which the Closing actually occurs is referred to herein as the "Closing Date."

         2.3.    Purchase Price; Adjustments to Purchase Price; Payments

                 In consideration of the sale of the Stock, the parties agree as follows:

                 2.3.1    Base Purchase Price

                 The "Base Purchase Price" for the Stock shall be $30,000,000, less the amount of the Notes (including all accrued interest, penalties and late-payment fees and all prepayment penalties, if any), and shall be subject to the adjustments set forth herein.

                 2.3.2    Determination of Purchase Price Paid at Closing

                 The purchase price which shall be paid at Closing (the "Closing Purchase Price") shall be the Base Purchase Price adjusted by the items listed in subsection 2.3.3 hereof, and shall consist of the Parent's Shares and cash. The calculation of the Closing Purchase Price and its components shall be set forth on Schedule 2.3, a proforma of which is attached hereto. A payment of $2,500,000 of the cash portion of the Closing Purchase Price (which together with the Deposit is the "Deferred Payment"), shall be delivered, by wire transfer or other same-day funds, at the Closing to the Escrow Agent pursuant to the Escrow Agreement. The Deferred Payment shall be subject to adjustment pursuant to this Agreement and the Escrow Agreement. The remaining cash portion of the Closing Purchase Price (the "Cash Closing Payment") shall be paid to Shareholders and certificates representing the Parent's Shares shall be delivered to Shareholders. Such payment and delivery of the certificates representing the Parent's Shares shall be made to each Shareholder prorated on the basis of such Shareholder's respective Percentage Ownership.

                 2.3.3 Additions and Subtractions to Base Purchase Price Based on the Company's Assets and Liabilities

                 The following "Closing Balance Sheet Adjustments" will be made to the Base Purchase Price at Closing to obtain the Closing Purchase Price:

ADD TO THE BASE PURCHASE PRICE THE AMOUNTS SHOWN ON THE CURRENT FINANCIALS AS THE FOLLOWING LINE ITEMS:

                          a.      Cash and Cash Equivalents

                          b.      Short-Term Investments

                          c.      Accounts Receivable, Net of Allowance for
Doubtful Accounts

                          d.      Inventories, and

                          e.      Prepaids & Deposits

DEDUCT FROM THE BASE PURCHASE PRICE THE AMOUNTS SHOWN ON THE CURRENT FINANCIALS AS THE FOLLOWING LINE ITEMS:

                          a.      Accounts Payable

                          b.      Dividends Payable, except to the extent they
are cancelled upon conversion of the preferred stock of the Company to the common stock of the Company

                          c.      Accrued Interest, but only to the extent not
included in the calculation of the Base Purchase Price pursuant to subsection 2.3.1.

                          d.      Accrued Liabilities (including payments due
to employees under the Bonus Plan), and

                          e.      Deferred Revenues

FURTHER DEDUCT FROM THE BASE PURCHASE PRICE THE AMOUNT, IF ANY, ADVANCED BY BUYER PURSUANT TO SECTION 7.5.

                 2.3.4    Payment of the Closing Purchase Price

                          On the Closing Date, Buyer shall (i) by wire transfer
or other form of immediately available or same- day funds, pay to Shareholders in accordance with their Percentage Ownership the Cash Closing Payment set forth on the final version of Schedule 2.3, and (ii) deliver the

Deferred Payment to the Escrow Agent. In addition, Parent will deliver the Parent's Shares to Shareholders in accordance with their Percentage Ownership.

         2.4     Financial Adjustment Schedule

                 Not later than sixty (60) days after the Closing, the parties will cause the Company's certified public accounting firm (KPMG Peat Marwick) to deliver to the Shareholders' Representatives, the Company and Buyer the Closing Financials (together with all related work papers) for the Company. Within thirty (30) days after receipt thereof, Buyer shall prepare and deliver to the Shareholders' Representatives a draft of a schedule (the "Financial Adjustment Schedule") setting forth any proposed adjustments to the Closing Purchase Price based upon any changes, differences, or discrepancies to or between the Closing Balance Sheet Adjustments made pursuant to the Closing Financials as compared to the Closing Balance Sheet Adjustments that were been made based upon the Current Financials. Buyer's draft of the Financial Adjustment Schedule shall be subject to the Shareholders' Representatives' review and approval, which approval, subject to Section 2.6, shall not be unreasonably withheld. The Shareholders' Representatives shall direct KPMG Peat Marwick to prepare the Closing Financials, at Shareholders' expense, in accordance with generally accepted accounting principles applied consistently by the Company throughout the periods indicated and on a consistent basis with the Financial Statements.

         2.5     Final Purchase Price Determination

                 All adjustments set forth in the Financial Adjustment Schedule which are subtractions from the Closing Purchase Price shall be paid out of the Deferred Payment by the Escrow Agent to Buyer within ten (10) days after the Shareholders' Representatives' receipt of the Financial Adjustment Schedule as approved by the Shareholders' Representatives, and no such adjustment payments shall be made until the Financial Adjustment Schedule has been so approved.
Any adjustments in the Financial Adjustment Schedule, as approved by the Shareholders' Representatives which are additions to the Closing Purchase Price shall be paid, in cash, by Buyer to Shareholders, pro rata with their respective Percentage Ownership of the Stock, simultaneously with Buyer's delivery of the schedule. The Closing Purchase Price, plus and minus the adjustments set forth on the Financial Adjustment Schedule, as agreed upon by Buyer and the Shareholders' Representatives shall constitute the "Final Purchase Price."

         2.6     Dispute Resolution

                 If Buyer, on the one hand, and the Shareholders' Representatives, on the other hand, shall dispute the determination of the Financial Adjustment Schedule or Final Purchase Price, they shall use their reasonable best efforts to resolve such dispute, and if they cannot do so, the dispute shall be submitted to binding arbitration pursuant to the provisions of
Article 16.

         2.7     Deposit

                 2.7.1    Payment of Deposit

                          Upon signing the Escrow Agreement (which shall be
done within five (5) business days after the Execution Date), Buyer will deposit with the Escrow Agent the sum of $500,000.00 (the "Deposit"). The Deposit shall be invested and administered by the Escrow Agent in accordance with the instructions set forth in the Escrow Agreement.

                 2.7.2    Application of Deposit to Purchase Price

                          If this transaction is consummated, the Deposit shall
be retained by the Escrow Agent and applied to the Deferred Payment, the Closing Purchase Price and the Final Purchase Price. Interest earned on the Deposit shall be distributed to the Shareholders as additional Purchase Price pursuant to the provisions of the Escrow Agreement.

                 2.7.3    Refund of Deposit

                          If this transaction fails to close for any reason
whatsoever, the Deposit (together with all interest accrued thereon) shall be distributed solely in accordance with the provisions of the Escrow Agreement. The Deposit is not intended to constitute liquidated damages hereunder.

3.       SCHEDULES DELIVERED

                 In addition to other schedules specified herein, Shareholders shall have prepared, and shall have delivered to Buyer on the Execution Date the following schedules unless another date is specified herein:

         3.1     Alarm Accounts List

                 A schedule of all of the Alarm Accounts and associated RMR as of the day that is five (5) business days prior to the Execution Date prepared as provided in Section 1.2.

         3.2     Asset List

                 A schedule of all of the Assets as of the Execution Date, other than immaterial assets which may be excluded from the Asset List pursuant to Section 5.8 hereof, which schedule may incorporate by reference Assets listed on any other schedule.

         3.3     Customer Accounts List

                 A schedule of all of the Customer Accounts and associated recurring revenue as of the day that is five (5) business days prior to the Execution Date, prepared as provided in Section 1.16.

         3.4     Excluded Asset List

                 A schedule of all of the assets of the Company, if any, included on the Financial Statements as of December 31, 1995 which have been or will be transferred to Shareholders or others

(except for the transfer of assets made in the ordinary course of business) at or prior to the Closing Date in accordance with this Agreement.

         3.5     Schedule of Closing Work in Process

                 A schedule, delivered two (2) business days prior to the Closing Date, setting forth, in reasonable detail, the Company's work in process for new alarm systems for which installation has not been completed as of the day which is five (5) business days prior to the Closing Date.

         3.6     Schedule of Suppliers and Open Purchase Orders

                 A schedule, delivered two (2) days prior to the Closing Date, of the Company's material suppliers and a list of all open purchase orders (including the name of the supplier, a general description of the goods or services ordered, the amount, anticipated delivery date and whether the purchase order can be canceled without liability by the Company) of the Company requiring payment by the Company of $5,000.00, or more to any single supplier.

                 Seven (7) business days prior to the Closing Date, Shareholders shall have delivered drafts of all other schedules to be provided to Buyer at the Closing Date (including those described in Article 5 and not deliverable at the Execution Date). Such drafts shall be delivered separate and apart from this Agreement, and the schedules shall not be considered part of this Agreement and no representation or warranty shall be deemed to have been made with respect to such draft schedules for any purpose.

4.       INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

                 Each Shareholder, in his, her or its individual capacity and not on behalf of any other Shareholder, severally represents and warrants to Buyer that as of the Execution Date and the Closing Date:

         4.1     Ownership of Stock

                 Such Shareholder as of the Closing Date will be the owner, beneficially and of record, of, and have good title to, all shares of the Stock to be transferred by such Shareholder hereunder, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges or restrictions (except for those arising under the Stockholders Agreement dated as of December 12, 1994, which agreement shall be terminated without any further obligation or liability of any party at or before the Closing).

         4.2     Capacity and Authority, No Violations

                 4.2.1 Such Shareholder has the requisite corporate, partnership or individual (as the case may be) power, legal capacity and authority and the right to execute and deliver this Agreement and to carry out the terms and conditions applicable to such Shareholder under this Agreement, including, but not limited to, the corporate, partnership or individual (as the case may be) power, legal capacity, legal authority and right to sell, convey and transfer to Buyer at the Closing the Stock to be sold to Buyer by such Shareholder. Upon consummation of the Closing, Buyer will acquire from such Shareholder legal and beneficial ownership of, good and marketable title to, and all rights to vote the Stock to be sold to Buyer by such Shareholder, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges or restrictions.

                 4.2.2 The execution, delivery and performance of this Agreement by such Shareholder have been duly authorized by all requisite corporate, partnership or individual (as the case may be) action on the part of such Shareholder, and this Agreement has been duly executed and delivered by such Shareholder.

                 4.2.3 This Agreement constitutes, and each other agreement and instrument to be executed and delivered pursuant to the terms of this Agreement (collectively, the "Transaction Documents") by any Shareholder will constitute, the legal, valid and binding obligation of such Shareholder enforceable in accordance with such Transaction Document's terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by general equitable principles.

                 4.2.4 The execution and delivery of this Agreement and the other Transaction Documents by such Shareholder, and such Shareholder's consummation of the transactions contemplated hereby and thereby and the performance of such Shareholder's obligations hereunder and thereunder, will not (a) conflict with or result in the violation of any material applicable law or rule or regulation affecting such Shareholder or the Stock owned by such Shareholder; (b) conflict with or result in the violation of any judgment, order, decree or award of any court, arbitrator, mediator or governmental agency or instrumentality to which such Shareholder is a party or by which such Shareholder or the Stock owned by such Shareholder is bound or affected; or (c) conflict with, result in the violation or termination of, or accelerate the performance required by, any contract, indenture, instrument or other agreement to which such Shareholder is a party or by which such Shareholder or the Stock owned by such Shareholder may be bound or affected, except in the case of clauses (a), (b) and (c) for any such conflict, violation, termination or acceleration as would not have a material adverse effect on such Shareholder's ownership of the Stock or such Shareholder's ability to perform its obligations under this Agreement and the other Transaction Documents or consummate the transactions contemplated hereby and thereby.

         4.3     Consents and Approvals

                 No consent, approval, authorization or other action by, or filing or registration with, any federal, state or local governmental authority, or any other person or entity, is required in connection with the execution and delivery by such Shareholder of this Agreement and the other Transaction Documents, the consummation by such Shareholder of the transactions contemplated hereby and thereby or the performance of such Shareholder's obligations hereunder and thereunder, except for (i) filings under the Hart-Scott-Rodino Act, (ii) the consent of Sonitrol, (iii) filings required by the FCC related to Company's radio licenses and arising out of the change of control of the Company and (iv) such other consents and approvals as may be set forth on Schedule 4.3.

         4.4     Absence of Defaults

                 Such Shareholder is not in default under or in violation of
(a) any contract, indenture, instrument, or other agreement, arrangement or understanding to which such Shareholder is a party or by which such Shareholder or the Stock owned by such Shareholder may be bound or affected, and no fact, circumstance or event has occurred which, upon notice, lapse of time or both, would constitute such a default or violation; (b) any applicable law, rule or regulation affecting such Shareholder or the Stock owned by such Shareholder; or (c) any judgment, order, decree, or award of any court, arbitrator, mediator or governmental agency or instrumentality to which such Shareholder is a party or by which the Stock owned by such Shareholder is bound or affected; except for in each case such defaults and violations as will not individually or in the aggregate have a material adverse effect on such Shareholder's ownership of the Stock or such Shareholder's ability to perform its obligations under this Agreement and the other Transaction Documents or consummate the transactions contemplated hereby and thereby.

         4.5     Litigation and Claims

                 Such Shareholder is not a party to, nor is there, any pending or, to the knowledge of such Shareholder, overtly threatened litigation and other legal proceeding or governmental investigation against such Shareholder, or affecting the Stock owned by such Shareholder, or challenging the validity or propriety of, or seeking to enjoin or set aside, (a) the execution and delivery of this Agreement and the other Transaction Documents by such Shareholder; (b) the consummation by such Shareholder of the transactions contemplated hereby and thereby; or (c) the performance by such Shareholder of such Shareholder's obligations hereunder and thereunder; except for in each case such litigation or other proceedings as will not individually or in the aggregate have a material adverse effect on such Shareholder's ownership of the Stock or such Shareholder's ability to perform its obligations hereunder or thereunder or consummate the transactions contemplated hereby or thereby.

         4.6     Investment Representation

                 Such Shareholder is acquiring the Parent's Shares to be acquired by such Shareholder for such Shareholder's own account for investment purposes only and not with a view to or for sale in connection with a distribution thereof other than in compliance with all applicable federal and state securities laws. Together with the execution of this Agreement, such Shareholder shall deliver to Buyer an investment letter in form and substance substantially as set forth in Exhibit 4.6.

5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 The Company hereby represents and warrants to Buyer that as of the Execution Date and Closing Date:

         5.1     Capital Structure

                 The aggregate authorized capital stock of Metrol at the Closing will consist of Two Million (2,000,000) shares of common stock, $.01 par value per share, of which 578,101 shares will be issued and outstanding at the Closing (subject to any adjustment required as a result of an election by BHI Associates IX, L.P. to utilize the "net issue" provisions of its Company warrants), and One Hundred Thousand (100,000) shares of preferred stock, $.01 par value per share, of which no shares will be issued and outstanding at the Closing. All shares of the Stock at the Closing will have been duly authorized and validly issued, fully paid, and nonassessable. There will be at Closing no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating the Company to issue or to transfer from treasury stock, or to redeem, repurchase or otherwise acquire, any shares of capital stock or any other securities, bonds or debentures of any class.

                 As of the Closing, Metrol will own, beneficially and of record, all of the outstanding stock of the following corporations: Sonitrol of Arizona, Inc., an Arizona corporation (formerly known as Sonitrol of Maricopa County, Inc., an Arizona corporation and/or Sonitrol of Tucson, Inc., an Arizona corporation), and Electronic Security Services, Inc., an Arizona corporation. As of the Closing, Sonitrol of Arizona, Inc. will own, beneficially and of record, all of the outstanding stock of the following corporations: G.T.M.P. Holding Company, Inc., an Arizona corporation, G.T.M.T., Inc., an Arizona corporation, and DictoGuard Security, Inc., a New Mexico corporation. Each entity described above (other than Metrol) is herein referred to as a "Subsidiary" and collectively as the "Subsidiaries." The stock of each Subsidiary is owned by its respective parent, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges or restrictions other than the pledge of the stock of certain Subsidiaries to State Street Bank and Trust Company. Contracts, agreements, leases and other contractual arrangements of the Company as described herein are or may be in the name or names of said Subsidiaries, their predecessors, or the names of previously acquired asset entities. All outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating any Subsidiary to issue or to transfer from treasury stock, or to repurchase, redeem or otherwise acquire, any shares of capital stock or any other securities, bonds or debentures of any class.

                 Except as set forth on Schedule 5.1, neither Metrol nor any Subsidiary has any ownership interest in any other corporation, partnership, limited liability company or other entity, except for Metrol's and Sonitrol of Arizona, Inc.'s interests in the Subsidiaries.

         5.2     Organization and Standing

                 Metrol is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation under the laws of the State of Arizona. Sonitrol of Arizona, Inc. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Arizona, and is qualified to do business in the States of California, Colorado, Florida, Georgia, Illinois, Maryland, Nevada, Texas, Utah and Washington. G.T.M.P. Holding Company, Inc. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Arizona. G.T.M.T., Inc. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Arizona. DictoGuard Security, Inc. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Mexico. Electronic Security Services, Inc. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Arizona. Except as set forth on Schedule 5.2, Metrol and the Subsidiaries are each duly qualified to do business as a foreign corporation in each state in which the nature of such corporation's business or the character or location of such corporation's assets requires such qualification, except where the failure to be so qualified has not had and would not be reasonably expected to have a material adverse effect on the Business.

                 Metrol and the Subsidiaries each have the requisite corporate power and corporate authority to own and operate the Assets owned by that corporation and to carry on the Business as such Business is currently being conducted.

                 The minute books of Metrol and Sonitrol of Arizona, Inc., accurately reflect all material actions and proceedings taken to date by the respective shareholders, boards of directors and committees of the boards of directors of Metrol and Sonitrol of Arizona, Inc.. The minute books of each Subsidiary other than Sonitrol of Arizona, Inc., accurately reflect all material actions and proceedings taken from the date such Subsidiary was acquired by Metrol to date by the respective shareholders, boards of directors and committees of the boards of directors of such Subsidiaries. Such minute books contain true and complete copies of the charter documents of Metrol and the Subsidiaries and all related amendments. The stock record books of Metrol and each Subsidiary, to the knowledge of Company, reflect accurately all issuances by such entities of their respective capital stock of all classes.

                 Each officer and director of Metrol and each Subsidiary is listed on Schedule 5.2 hereto.

         5.3     Binding Effect, No Violations

                 5.3.1 This Agreement constitutes, and each other Transaction Document to be executed and delivered by the Company will constitute, the legal, valid and binding obligations of Company, enforceable against Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by general equitable principles.

                 5.3.2 The execution and delivery of this Agreement and the other Transaction Documents by the Company, consummation of the transactions contemplated hereby and thereby, and the performance of the Company's obligations hereunder and thereunder will not (a) conflict with or result in the violation of any provision of the Articles of Incorporation or Bylaws of Metrol or any Subsidiary; (b) conflict with or result in the violation of any material applicable law or rule affecting Metrol or any Subsidiary, the Stock, the Assets or the Business; (c) conflict with or result in the violation of any judgment, order, decree or award of any court, arbitrator, mediator, or governmental agency or instrumentality to which the Company is a party or by which the Company, the Stock, the Assets or the Business is bound or affected; or (d) conflict with, result in the violation or termination of, or accelerate the performance required by, any contract, indenture, instrument or other agreement to which the Company is a party or by which the Company, the Stock, the Assets or the Business is bound or affected (other than the Note payable to State Street Bank and Trust Company), except in the case of clauses (b), (c) and (d) for any such conflict, violation, termination or acceleration as would not have a material adverse effect on the Business.

         5.4     Consents and Approvals

                 No consent, approval, authorization or other action by, or filing or registration with, any federal, state or local governmental authority or any other person or entity, except for (i) filings under the Hart-Scott-Rodino Act, (ii) the consent of Sonitrol, (iii) filings required by the FCC related to Company's radio licenses, and (iv) such other consents and approvals as may be set forth on Schedule 5.4, is necessary in connection with the execution and delivery by the Company of this Agreement and the other Transaction Documents, the consummation by the Company of the transactions contemplated hereby and thereby, or the performance of the Company's obligations hereunder or thereunder.

         5.5     Financial Statements

                 The Financial Statements do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements or information therein not misleading. The Financial Statements are complete and fairly present in all material respects the financial position, results of the operations, and the changes in financial position of the Company for the periods indicated, and were prepared from the books and records of the Company in accordance with generally accepted accounting principles then in effect; and have been prepared on a consistent basis with past periods; provided, however, that unaudited interim Financial Statements are subject to normal year-end adjustments and do not contain all of the footnotes required by generally accepted accounting principles for audited statements. The books of account and other financial records of the Company are complete and correct in all material respects, and there have been no transactions involving the Company which properly should have been set forth therein and which have not been so set forth.

         5.6     Current Financials

                 The Current Financials shall have been prepared in accordance with generally accepted accounting principles and present fairly the financial position of the Company as of the date thereof and shall have been prepared on a consistent basis with the audited Financial Statements.

         5.7     Absence of Specified Changes

                 Except as set forth in Schedule 5.7, from December 31, 1995, there has not been any:

                 5.7.1 material transaction by the Company except in the ordinary course of business;

                 5.7.2 material adverse change in the Assets, the financial condition, liabilities, business or operations of the Company;

                 5.7.3 change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by the Company;

                 5.7.4  revaluation by the Company of any of the Assets;

                 5.7.5 acquisition or disposition of any of the Assets, except in the ordinary course of business;

                 5.7.6 amendment or termination of any contract, agreement, or license to which the Company is a party, except in the ordinary course of business;

                 5.7.7 loan by the Company to any person or entity, or guaranty by the Company of any loan;

                 5.7.8 mortgage, pledge, security interest, lien or other encumbrance of any of the Assets; or

                 5.7.9 any increase in the RMR for any Subscriber, except for increases attributable to changes in equipment and services provided to such Subscriber, or increases incidental to a renewal of an existing Subscriber Agreement or new Subscriber Agreement with such Subscriber.

         5.8     Assets

                 All of the Assets of the Company as of the Closing Date shall be included on the Asset List (Schedule 3.2), with the exception of any Excluded Assets and immaterial assets (which have no more than a total fair market value of $15,000.00). The only tangible and intangible operating assets of the Company will be the Assets. The Company has good and marketable title to (or as to any Asset not owned by the Company, a valid leasehold interest or other valid right to possess and use) the Assets, free and clear of all liens, deeds of trust, mortgages, pledges, charges, security interests, encumbrances, claims, conditional sales agreements, easements, licenses, rights-of-way, covenants, conditions, restrictions or other rights of third parties, except for Permitted Liens and as otherwise disclosed in Schedule 3.2.

         5.9     Excluded Assets

                 All of the Company's right, title and interest in the assets of the Company set forth on the Excluded Asset List (Schedule 3.4) shall have been assigned to Shareholders, their designees or others, and such persons shall have acknowledged receipt of such assets as of or prior to the Closing Date.

         5.10    Inventory

                 The Inventory consists of items of a quality and quantity usable and saleable in the usual and ordinary course of business, and is reflected in the Financial Statements with adequate provision for obsolete, outdated, unsalable, unusable or damaged items. All items of Inventory consisting of finished goods meet applicable design and manufacturing specifications and comply with any and all warranties customarily given to Subscribers or Customers with respect to the various items of Inventory. The items of Inventory consisting of raw materials and work in process are capable of being processed into finished goods of merchantable quality at ordinary costs and by ordinary procedures.

         5.11    Personal Property

                 Schedule 5.11 sets forth a list of each lease affecting any item of Personal Property, a description of the Personal Property subject to the lease and the term of the lease. The leases described in Schedule 5.11 are and at the Closing (except for leases indicated as having an expiration date prior thereto) shall be valid and in full force and effect. Neither the Company nor, to Company's knowledge, any other party to any such lease is in material default under the terms of such lease and no condition exists that, with notice or lapse of time or both, would constitute such a material default by the Company or, to the knowledge of the Company, by any such other party. There has been no modification or amendment of any such lease other than as indicated thereon or attached thereto, and the Company has made no commitment, concession, undertaking or representation to any lessee or to any lessor other than as set forth in such lease or as further set forth in Schedule 5.11. Except as set forth in Schedule 5.11, the Company is in possession of all Personal Property leased to it from others.

         5.12    Alarm Systems and Equipment

                 Other than as set forth on Schedule 5.12, all of the alarm systems in which the protective devices are leased by the Company to the Subscribers are in good working order and condition, ordinary wear and tear, routine service needs and Subscriber misuse or non-use excepted. The alarm system equipment for such alarm systems was installed in accordance with good workmanlike practices prevailing in the industry at the time of installation. All alarm systems and equipment installed by the Company conform in all material respects to the Subscriber Agreement pursuant to which such systems and equipment were installed, and to the Company's knowledge complied in all material respects with applicable laws, rules, regulations and codes at the time of installation. The Company has performed in all material respects all warranty service and other repairs requested by Subscribers prior to the Closing Date, with the exception of routine service and repairs scheduled to be performed after the Closing Date in accordance with the Company's ordinary scheduling practices and consistent with past scheduling practices.

         5.13    UL and Factory Mutual Compliance

                 The Company's central stations have been listed by Underwriters' Laboratory ("UL") and Factory Mutual ("FM"). There are no outstanding deficiencies from any written report received by the Company from UL or FM in connection with any inspection of such central station facilities or UL certificated systems. All required fire inspections with respect to each fire alarm system installed at the premises of the Company's customers have been performed as required in accordance with the obligations and commitments of the Company to UL, FM and/or to any other applicable insurance rating organization. There are no UL certificates issued by the Company for alarm systems installed at the premises of the Company's customers.

         5.14    Real Property

                 The Company does not own any real property. Schedule 5.14 sets forth a list of each lease of real property to which the Company is a party, the address of the real property subject to the lease, the amount and terms of payment of rent, the term of the lease, and to the extent not set forth in the lease or any attachment thereto, the amount of security, cleaning or any other refundable or non-refundable deposits, and the existence and description of any rent concessions, any options for renewal or purchase, and any guarantees thereof. All of the real property used by the Company is subject to one of the leases set forth on Schedule 5.14. The leases described in Schedule 5.14 are valid and in full force and effect. Neither the Company nor, to the knowledge of the Company, any other party to any such lease is in material default under the terms of such lease and no condition exists that, with notice or lapse of time or both, would constitute such a material default by the Company or, to the knowledge of the Company, by any such other party. There are no leasing fees or commissions due or to become due, now or upon renewal or expansion, with respect to any of the leases.

         5.15    Material Contracts

                 Schedule 5.15 is a list of all material contracts and agreements, except Subscriber Agreements and Customer Agreements, to which the Company is a party and which affect the Assets, the Company's title thereto, or the operation and conduct of the Business, including, but not limited to, all promissory notes evidencing obligations of the Company, agreements guarantying recurring revenue, if any, all non-compete or non-solicitation agreements or covenants, all other agreements or understandings that restrict or purport to restrict the Company's business, (whether with specified persons or in specified areas or otherwise), all consulting agreements and all other agreements between the Company and third parties relating to the Company's acquisition of Alarm Accounts or Customer Accounts. There has been no material modification or amendment of any such contract other than as disclosed in such contract or agreement or as otherwise described in such Exhibit. Except as otherwise disclosed in such Schedule 5.15, (a) the Company has performed in all material respects all obligations required to be performed, (b) there are no material defaults by the Company or, to the Company's knowledge, by any other party thereto, and to the Company's knowledge no event has occurred (or failed to occur) that, with the passing of time or the giving of notice or both would constitute a material default under any such contract, and (c) no contract or agreement set forth on Schedule 5.15 restricts or purports to restrict the Company's business, (whether with specified persons or in specified areas or otherwise). The Company is not a party to, nor are any of the Assets bound by, any undisclosed contract that is reasonably likely to have a material adverse effect on the Assets, the Stock or the financial condition or business of the Company. Each promissory note described on Schedule 5.15 may be prepaid by the Company without penalty and without the consent of its holder.

         5.16    Liabilities

                 The Company has no, and at the Closing will not, have any obligations, indebtedness or liabilities, contingent or otherwise, other than:
(i) obligations of the Company to Subscribers and Customers pursuant to written Subscriber Agreements and Customer Agreements; (ii) those disclosed or adequately reserved for in the Financial Statements (as updated by the Closing Financials); (iii) those expressly described or listed in the schedules hereto, including Schedule 5.17; (iv) immaterial obligations, indebtedness or liabilities arising in the ordinary course of business and not required by generally accepted accounting principles to be recorded in financial statements or notes thereto, and which in the aggregate do not exceed $5,000.00; or (v) unexpired real and personal property lease obligations which are disclosed on the schedules hereto.

         5.17    Litigation and Claims

                 5.17.1 Except as set forth in Schedule 5.17, the Company is not a party to, nor is there, any pending or, to the Company's knowledge, overtly threatened litigation or other legal proceeding or governmental investigation against the Company or the Assets, the Stock, or the financial condition or business of the Company, or challenging the validity or propriety of, or seeking to enjoin or to set aside, the transactions contemplated by this Agreement. The Company has no knowledge of any basis for the assertion of any claim or cause of action which would be reasonably likely to lead to any such litigation or legal proceedings and which is not listed in Schedule 5.17.

                 5.17.2 The matters set forth in Schedule 5.17, if decided adversely to the Company, are not reasonably likely to have a material adverse effect on the Assets, the Stock or the financial condition or business of the Company.

                 5.17.3 The Company is not a party to any judgment, order, decree or award of any court, arbitrator, mediator or governmental agency or instrumentality which has had or is reasonably likely to have a material adverse effect on the Assets, the Stock or the financial condition or business of the Company.

                 5.17.4 At Closing, Schedule 5.17 shall be amended to include any litigation or proceeding commenced between the date hereof and the Closing Date and the Company's insurance carrier's latest loss claim reports for general liability claims, automobile related claims, and worker's compensation claims.

                 5.17.5 After the Execution Date and prior to Closing, Company will use its commercially reasonable best efforts to settle or otherwise resolve based on consultations with Company's counsel as to the merits of the Company's claims or defenses, matters # 1 and 2 disclosed on Schedule 5.17.5, and, if requested by Buyer (based upon its due diligence review) of the Shareholders' Representatives after the Execution Date, will use its commercially reasonable best efforts to settle or otherwise resolve based on consultations with Company's counsel as to the merits of the Company's claims or defenses, matter #3 on Schedule 5.17.5. Company is indemnified by the former shareholders G.T.M.T., Inc., G.T.M.P. Holding Company, Inc. and DictoGuard Security, Inc. with respect to matter #4 on Schedule 5.17.5 pursuant to Agreement for Purchase and Sale of Stock dated March 10, 1995, and the Company has a claim against an escrow holdback of the purchase payment to the former shareholders. Such former shareholders have not denied their indemnity obligation to Company for such matter.

         5.18    Accounts Receivable

                 All of the Accounts Receivable are validly created and have been incurred in bona fide transactions in the ordinary course of the Company's business, and to Company's knowledge there are no defenses, counterclaims or rights of set-off to any Accounts Receivable (other than immaterial offsets or counterclaims in an aggregate amount of no more than $5,000.00).

         5.19    Employees

                 Schedule 5.19 is a list of all Company employment agreements, consulting agreements, bonus or other compensation agreements and employee severance plans, all employee benefit plans, including without limitation, pension or retirement plans, profit sharing plans, stock purchase or stock option plans, medical insurance, and provisions for vacation or sick leave, to which the Company is a party. Except as set forth on Schedule 5.19, the Company is not a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours and terms of employment of the Company's employees, is not subject to any actual or, to the Company's knowledge threatened, with any labor dispute or labor trouble involving employees of the Company, and is not subject to any actual, or, to the Company's knowledge, threatened, demand by its employees for a collective bargaining agreement or recognition by any labor organization, labor grievance proceeding, controversy with any labor or employee organization, or claim or proceeding with any employee or union under any labor law, including equal opportunity law or occupational safety and health law. Prior to Closing, Buyer shall have been provided with a complete and current copy of all of the Company's employee manuals, benefits and policies. Except as set forth on
Schedule 5.19, the Company: (i) does not have any obligation, contingent or otherwise, under, nor any commitment or agreement to enter into, and no officer, director or employee of the Company is covered in respect of their employment by, employees' profit sharing plan, employees' stock purchase plan, employees' pension plan, employees' severance pay plan or policy, or other similar agreement or benefit plan other than a 401(k) plan; (ii) is not in default under any such agreement; (iii) is not a party to, or in any other manner participates in any multi-employer pension plan, and (iv) has no outstanding claims, submittals or awards of the Arizona Civil Right Division. No "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to such 401(k) plan.

         5.20    Subscriber and Customer Agreements

                 Included in Schedule 5.20, is a true and correct copy of each type of pre-printed form Subscriber Agreement and Customer Agreement the Company has in effect with not less than eighty percent (80%) of its Subscribers and Customers. Except as set forth in Schedule 5.20, substantially all of the pre-printed form Subscriber Agreements and Customer Agreements not included in Schedule 5.20 contains a limitation of liability provision which limits Company's liability to not more than Five Hundred Dollars ($500.00) in the event of damage, loss or injury to the Subscriber or Customer. Company's Subscriber Agreements and Customer Agreements are covered by the Company's general liability and errors and omissions insurance. The Company has not modified in any material respects, except as set forth in Schedule 5.20, any of the pre-printed form Subscriber Agreements or Customer Agreements, and except as set forth on Schedule 5.20 has not undertaken any obligations or made any warranties or guarantees to any Subscriber or Customer other than those set forth in the Subscriber

Agreements and Customer Agreements. Except as set forth in Schedule 5.20: (i) each of the Subscriber Agreements and Customer Agreements with the Alarm Accounts and Customer Accounts, as the case may be, is valid, enforceable and in full force and effect, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, or (y) general equitable principles;
(ii) there is no existing material default, event or condition, which notice or lapse of time or both, would constitute an event of material default by the Company or, to the Company's knowledge, any Subscriber or Customer under any Subscriber Agreement or Customer Agreement; and (iii) no Subscriber Agreement or Customer Agreement has been materially modified or otherwise altered orally, in writing or by course of conduct. Except as set forth in Schedule 5.20, the Company has not entered into any other type of service or lease contract with its Subscribers or Customers, nor is the Company rendering services to more than ten percent (10%) of its Subscribers or Customers other than pursuant to a Subscriber Agreement or Customer Agreement. The Company has no knowledge of any claim or contention by any Subscriber, Customer or governmental agency asserting that any pre-printed form, Subscriber Agreement or Customer Agreement is invalid or unenforceable in accordance with its terms, or that the Company has failed to comply in any material respect with any "three-day right of rescission" law or similar statutes covering any of the Subscriber Agreements or Customer Agreements.

         5.21    Compliance With Laws.

                 The Company has complied in all respects with all material laws, rules, regulations and orders applicable to the operation of the business conducted by the Company. To Company's knowledge, the Company is not in violation of any material federal, state or local law governing environmental matters, including discharge of materials into the environment, noise abatement and other similar matters. Except as set forth on Schedule 5.21, the Company does not own, lease or otherwise have any obligations with respect to or responsibility for any underground fuel storage tanks or facilities and has not and does not transport, store or use any hazardous substance in violation of any federal, state or local law, rule, regulation permit, order or other directive addressing environmental matters. For the purposes of this section, "hazardous substances" shall mean (1) any chemical, material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "toxic pollutants," "toxic substances" or words of similar import under any applicable environmental law, (2) any oil, petroleum or petroleum products, (3) asbestos and asbestos containing materials in any form which is or could become friable, and (4) radon gas, urea formaldehyde foam insulation or polychlorinated biphenyls. The Company has not received notice nor taken any action nor failed to take any action which action or failure will or would, in any way, preclude or prevent the Company from continuing to use the Assets after the Closing in all material respects in the same manner as theretofore used by the Company. None of the real property leased by the Company, or the occupation thereof, is, to the Company's knowledge, in violation of any material law, building code, zoning or other authority, code or regulation applicable thereto, and no notice from any governmental body has been served upon the Company claiming any violation of any such material law, ordinance, codes or regulation or requiring or calling attention to the need for any work, repair, construction, alteration or installation or in connection with said properties which has not been complied with or settled.

         5.22    Insurance Policies and Coverages

                 Schedule 5.22 is a list and brief description of all insurance policies (including policy amounts and deductibles) which provide coverage to the Company, including without limitation general liability, fire and title insurance policies on the Real Property and on each item of Inventory and Personal Property. The Company's insurance coverages are adequate for the conduct of the Business in the event any such Assets are damaged, destroyed or lost as the result of any fire or other casualty or loss customarily insured against under extended fire and "all risk" insurance policies. The Company's general liability coverage includes "errors and omissions" coverage, "premises and operations" coverage and "products and completed operations" coverage, and such insurance is written on an "occurrence" form policy. At or prior to Closing, Company's insurance provider(s) shall provide a certificate of insurance(s) to Buyer identifying Company's general liability, automobile and property insurance. The Company has not received notice of termination of any policy and has no knowledge of any facts or conditions which, with notice or lapse of time, or both, would be reasonably likely to result in a termination of any of the policies. The Company has had similar liability insurance in full force and effect, without interruption, since January 1, 1992. The Company is not in default, and to the Company's knowledge no event has occurred (or failed to occur) that, with the passing of time or the giving of notice or both would constitute a material default by the Company under any such policy of insurance, or would entitle the insurer under such insurance to deny coverage of any claim against the Company.

         5.23    Work in Process

                 All work in process in connection with the installation of alarm monitoring equipment for new alarm accounts has been sold, and through the Closing Date, will be sold in a commercially reasonable manner and priced in accordance with Company's standard pricing policies and sales practices now in effect.

         5.24    Brokers and Finders

                 All fees and expenses due to Bariston Associates, Inc. and MHS Associates, Inc., (collectively "Shareholders' Brokers") in connection with the transactions contemplated hereby shall be paid by Shareholders at the Closing from the proceeds of the sale. No other broker or finder has acted for Shareholders in connection with this Agreement or the transactions contemplated hereby and no other broker or finder is entitled to any brokerage commission, finder's fee or other compensation based on agreements or arrangements made by Company or Shareholders. Shareholders shall cause Shareholders' Brokers to deliver to Buyer at Closing a release of Buyer in a form satisfactory to Buyer.

         5.25    Taxes and Tax Returns

                 Except as set forth on Schedule 5.25, all federal, state and local income and other tax returns (including without limitation any and all returns or declarations with respect to income, real property, personal property, sales, excise, use, payroll, unemployment or like insurance, and other taxes and impositions) of the Company required to be filed on or before the date hereof have been filed, and all taxes shown on said returns or on any assessments received by the Company, or by Shareholders on behalf of the Company, to be due and payable on or before the date hereof have been paid or adequately reserved for on the Financial Statements as updated by the Closing Financials. Except as set forth on Schedule 5.25, all taxes and assessments required to have been withheld or collected by the Company have been duly withheld and collected on or before the date hereof and have been duly paid over to the proper governmental authorities, as and to the extent required by law, or are being contested in good faith and with adequate reserves established therefor, as set forth on Schedule 5.25. Except as set forth on Schedule 5.25, no tax audits of the Company by any governmental authority have been instituted since 1992. Except as set forth on Schedule 5.25, the Company has not been advised of any deficiency claimed or proposed to be claimed against or relating to the Company by any taxing authority which has not been paid, settled or scheduled herein, and there are no matters under discussion by the Company with any taxing authority which might result in the assessment of additional amounts against or relating to the Company. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any returns or the assessment of any tax or deficiency against or relating to the Company. The reserve for taxes on the Financial Statements, Current Financials and on the Closing Financials, will be sufficient for the payment of all unpaid federal, state and local taxes (including without limitation the various taxes or impositions referred to in the first sentence of this Section) through the date of such financial statements and for all periods prior thereto, including without limitation all taxes, if any, imposed after such respective dates but with respect to any period or periods prior to the date of such financial statements. The Company has furnished Buyer with true and complete copies of all federal, state and local income tax and property tax returns of or with respect to the Company as actually filed for the Company's last three (3) tax years and, if requested by Buyer, the Company shall cause Buyer to be furnished with copies of all of the available related work papers of the Company utilized in the preparation of such tax returns.

         5.26    Schedules Delivered

                 All of the schedules described in this Agreement and prepared by the Company which are being delivered to Buyer herewith or to be delivered at Closing are accurate and complete as of the date delivered, and will be accurate and complete as of the Closing Date, unless the schedule reflects a different date, and if so, are true, accurate and complete as of the date indicated, and have been prepared in conformity with the provisions of this Agreement.

         5.27    No Material Misstatements

                 No representation or warranty by the Company contained in this Agreement, or in any exhibit or schedule attached hereto, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of all the circumstances under which they are made, not misleading.

6.       REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

                 Buyer and Parent, (in the case of Parent, to the extent the representation or warranty pertains to Parent) represent and warrant to Shareholders and the Company that, as of the date of this Agreement and as of the Closing Date:

         6.1     Organization, Standing and Shares of Parent's Stock

                 6.1.1 Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation under the laws of the State of Arizona. Buyer has the requisite corporate power and corporate authority to own, lease and operate its properties and is duly authorized and licensed to acquire the Stock and perform Buyer's obligations under this Agreement and the other Transaction Documents. Buyer is a wholly-owned subsidiary of Parent. Buyer is not qualified to do business in New Mexico.

                 6.1.2 Parent is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Parent has the requisite corporate power and corporate authority to own, lease and operate its properties and is duly authorized to perform Parent's obligations under this Agreement and the other Transaction Documents.

                 6.1.3 The Parent's Shares will be, when issued, duly authorized and validly issued, fully paid, and nonassessable. The Parent's Shares to be issued to Shareholders will be listed for trading on the Nasdaq National Market. Parent is qualified to use Form S-3 for the purposes of registering the offer and sale by the Shareholders of the Parent's Shares and shall continue to so qualify until at least such time as the registration statement referred to in Section 8.4 hereof has been declared effective by the Securities and Exchange Commission.

         6.2     Parent SEC Documents

                 As of their respective dates, each of the reports and other documents listed as items 2.1 through 2.4 (such documents collectively the "Parent SEC Documents") in the investor representation letters executed and delivered concurrently herewith (the "Investor Letters") complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed Parent SEC Document filed and publicly available prior to the date this representation is made or deemed made and after giving effect to the Form 8-K to be filed by Parent in connection herewith, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

         6.3     Power and Authority, Consents

                 6.3.1 Buyer and Parent have the requisite corporate power and corporate authority to execute and deliver this Agreement and the other Transaction Documents, and to carry out the terms and conditions applicable to it under this Agreement and the other Transaction Documents. The execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer and Parent have been duly authorized by all requisite corporate action on the part of Buyer and Parent, as the case may be, and this Agreement and the other Transaction Documents have been duly executed and delivered by Buyer and Parent. This Agreement constitutes, and each other agreement or instrument to be executed and delivered by Buyer and Parent pursuant to the terms of this Agreement will constitute, the legal, valid and binding obligations of Buyer and Parent, enforceable against Buyer and Parent in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by general equitable principles.

                 6.3.2 The execution and delivery of this Agreement and other Transaction Documents by Buyer and Parent, Buyer's and Parent's consummation of the transactions contemplated hereby and thereby, the performance of Buyer's and Parent's obligations hereunder and thereunder will not (a) conflict with or result in the violation of any provision of the Certificates of Incorporation or By-Laws of Buyer or Parent; (b) conflict with or result in the violation of any material applicable law or rule affecting Buyer or Parent; or (c) conflict with or result in the violation of any judgment, order, decree, or award of any court, arbitrator, mediator, or governmental agency or instrumentality, to which Buyer or Parent is a party or by which Buyer or Parent is bound or affected.

                 6.3.3 No consent, approval, authorization or other action by, or filing or registration with, any federal, state, local governmental authority or any other person or entity, (other than compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-Rodino Act")), consents by the FCC for the transfer of any radio licenses, filings with and actions by the SEC in connection with the registration statement provided for in Section 8.4, is required in connection with the execution and delivery by Buyer or Parent of this Agreement and other Transaction Documents, the consummation by Buyer or Parent of the transactions contemplated hereby or the performance of Buyer's and Parent's obligations hereunder and thereunder.

         6.4     Litigation and Claims

                 Neither Buyer or Parent is a party to, nor is there, any pending or, to the knowledge of Buyer, overtly threatened litigation or other legal proceeding against Buyer or Parent challenging the validity or propriety of, or seeking to enjoin or set aside, (a) the execution and delivery of this Agreement and the other Transaction Documents by Buyer or Parent, (b) the consummation by Buyer or Parent of the transactions contemplated hereby and thereby, or (c) the performance by Buyer or Parent of their respective obligations hereunder and thereunder. Buyer has no knowledge of any basis for the assertion of any claim or cause of action which is reasonably likely to lead to any such litigation or legal proceedings.

         6.5     Brokers and Finders

                 No broker or finder has acted for Buyer or Parent in connection with this Agreement or the transactions contemplated hereby and no broker or finder is entitled to any brokerage commission, finder's fee or other compensation based on agreements or arrangements made by Buyer.

         6.6     Investment Intent

                 Buyer is purchasing the Stock for its own investment and not with a view to sale or distribution of the Stock to other persons.

         6.7     No Material Misstatements

                 No representation or warranty by Buyer or Parent contained in this Agreement, or in any exhibit or schedule attached hereto, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.

7.       COVENANTS OF THE COMPANY

         7.1     Right of Inspection

                 From the date of this Agreement and for ten (10) consecutive business days thereafter (the "Due Diligence Period"), the Company shall (i) permit Buyer and its authorized representatives to have full access to the Company's properties during regular business hours and such additional hours as Buyer may reasonably request, (ii) use its best efforts to make the Company's employees and authorized representatives available to confer with Buyer and its authorized representatives, and (iii) make available to Buyer and its authorized representatives for inspection during regular business hours and such additional hours as Buyer may reasonably request all books, papers and records relating to the Stock, the Assets, the Business, or the obligations and liabilities of the Company, including without limitation all books of account (including the general ledger), tax records, organizational documents, corporate minute book, bylaws, contracts and agreements, filings with any regulatory authority, or any financial operating data and any other business information relating to the Company's business activities as Buyer may from time to time reasonably request.

         7.2     Conduct of Business

                 From the date of this Agreement through the Closing, the Company shall (a) conduct the Business and engage in transactions only in the usual and ordinary course of business and in a commercially reasonable manner,
(b) use all commercially reasonable efforts to preserve the Company's business organization intact and to preserve all present relationships of the Company with, and the goodwill of, suppliers, customers and others having a business relationship with the Company, (c) protect and preserve the Assets and the Company's rights therein, and (d) maintain the Assets in good operating condition and repair, ordinary wear and tear excepted. The Company shall not, without the prior consent of Buyer, do any of the following: (i) change the compensation for any officer or employee (other than a raise to an employee arising out of a regularly scheduled review in a manner consistent with past practices); (ii) dispose of any of the Assets, other than inventory and supplies consumed in the ordinary conduct of the Company's business; (iii) make any capital expenditure in excess of $5,000.00; (iv) enter into any new contract or cancel any existing contract to which the Company is a party (other than contracts with Subscribers or Customers which are entered into or canceled in the ordinary conduct of the Company's business); (v) forgive any accounts receivable due to the Company other than routine credits or adjustments given in the ordinary course of business or resulting from cancellations of service; (vi) increase the recurring service rate for Subscribers or Customers, except for increases to the recurring service rate to a Subscriber or Customer to reflect additions to the protective equipment or services provided to such Subscriber or Customer; (vii) commit any act that will have a materially adverse effect on the Assets; (viii) issue, sell or transfer any Stock or any shares of capital stock held in the Company's treasury, other than pursuant to the conversion of preferred stock and the exercise of warrants outstanding on the date hereof; or (ix) issue or grant any warrants or options to purchase any shares of capital stock of the Company. Without limiting the generality of the foregoing, between the Execution Date and the Closing Date, the marketing and sales practices of the Company (including pricing of systems, equipment and services) shall be conducted solely in the ordinary course of the Company's business consistent with past practices and pricing; and the Company shall not acquire any Alarm Accounts or Customers from alarm dealers or other providers of alarm and/or security services.

         7.3     Consents

                 The Company shall use all commercially reasonable efforts (and Shareholders shall cooperate with the Company) to obtain any and all consents, approvals, authorizations and other actions by, and to complete any and all filings or registrations with, all federal, state and local governmental authorities and other third parties (including, without limitation, Sonitrol) which are necessary to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company will make any and all filings required to be made on the Company's part under the Hart-Scott-Rodino Act.

         7.4     Disclosure of Changes

                 The Company shall promptly notify Buyer in writing of (i) the commencement or overt threat of any lawsuit or claim against the Company or affecting the Assets, the Stock or the financial condition or business of the Company or challenging the validity or propriety of or seeking to enjoin or to set aside the transactions contemplated by this Agreement; (ii) any material adverse change in the financial condition or business of the Company; and (iii) any adverse change in any of the representations or warranties of the Company or any Shareholder set forth in this Agreement or in any exhibit, certificate or schedule executed and delivered to Buyer by Shareholders or the Company pursuant to this Agreement. Notice to Buyer of any of the foregoing shall not be deemed an amendment to the representations and warranties of any Shareholder or the Company set forth in this Agreement.

         7.5     Bank Accounts

                 At Closing, the bank accounts and cash of the Company shall have a positive balance and adequate funds to cover all outstanding checks and drafts of the Company and have a balance of not less than $150,000. If the Company anticipates that this covenant will not be satisfied, the Company shall so inform Buyer not less than three (3) business days prior to the Closing Date. Buyer, may at its sole option, elect to advance the shortfall of the funds to Company, and deduct, to the extent of any such shortfall, the amount advanced from the Closing Purchase Price and Cash Closing Payment.

         7.6     Payoff of Notes

                 Company shall cause Buyer to have received from each holder of a Note a "payoff letter" or equivalent documentation in form satisfactory to Buyer's counsel (whose approval shall not be unreasonably withheld), pursuant to which such holder shall have agreed to accept from the Company at the Closing payment in full of all amounts owed with respect to such Note and to release all collateral, if any, for such obligation.

         7.7     Collection of Certain Obligations.

                 Company shall cause all amounts shown on the Financial Statements as "Employee Advances" to be collected or forgiven prior to the Closing Date, and there shall be no such (or corresponding) line item on the Current Financials.

         7.8     Dictograph Agreement

                 Immediately after the Execution Date and prior to the Closing, the Company shall use it best efforts to enter into a franchise agreement or a letter of intent setting forth the material terms of a franchise agreement to be entered into by the Company and Dictograph Security Systems, a division of Holmes Protection Group, either in a form reasonably acceptable to Buyer and substantially in accordance with the terms of that certain letter dated May 8, 1996 from George Flagg, CEO, on behalf of Holmes Protection Group to Mary E. Schick on behalf of Metrol.

8.       COVENANTS OF BUYER AND PARENT

         8.1     Confidentiality

                 All information furnished by any Shareholder or the Company to Buyer and Parent pursuant to this Agreement shall be treated as the property of such Shareholder or the Company and shall be kept confidential by Buyer and Parent until the Closing Date. In the event the Closing shall not occur, Buyer and Parent shall return to Shareholders or the Company all documents and other materials containing, reflecting or referring to such information, shall keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. Buyer's and Parent's obligation to keep such information confidential and not to use such information shall continue for a period of three (3) years from the date the transactions contemplated by this Agreement are abandoned and shall extend to the directors, officers, employees and agents of Buyer and Parent. Buyer and Parent shall take all necessary action to inform such persons of the obligation of confidentiality set forth in this Section and shall take all necessary action to obtain their acknowledgment of and agreement to comply with this Section. The obligation to keep such information confidential shall not apply to any information which Buyer or Parent can demonstrate (a) was already in its possession prior to the disclosure thereof by any Shareholder or the Company,
(b) was then generally known to the public, (c) became known to the public through no fault of Buyer or Parent or any of their respective directors, officers, employees or agents, or (d) is required by Federal or state law, rule or regulation, or judicial process to be disclosed.

         8.2     Consents

                 Buyer and Parent shall use all commercially reasonable efforts to obtain any and all consents, approvals, authorizations and other actions by, and to complete any and all filings or registrations with, all federal, state and local governmental authorities and other third parties (including, without limitation, Sonitrol) which are necessary to consummate the transactions contemplated by this Agreement. Parent or Buyer will make any and all filings required to be made on Parent's or Buyer's part under the Hart-Scott-Rodino Act and will pay all fees required to be paid in connection with such filing.

         8.3     Stock Price

                 Between the date hereof and the Closing, none of Buyer, Parent or any of their respective affiliates shall take any action to manipulate the price of the Parent's Common Stock.

         8.4     Registration Statement

                 As soon as practicable following the date hereof and assuming Parent's receipt of the information required by the immediately following sentence, Parent shall cause to be filed with the Securities and Exchange Commission (the "Commission") a registration statement for the offer and sale by Shareholders from time to time of the Parent's Shares, and Parent shall use its best efforts to cause such registration statement to be declared effective as of the Closing or as soon as practicable thereafter. Each Shareholders shall provide to Parent, in writing duly executed by or on behalf of such Shareholder, all such information with respect to such Shareholder and the Parent's Shares to be issued to such Shareholder as shall be required by the Commission's Form S-3 to be included in such registration statement, including but not limited to the information required by Items 507 and 508 of the Commission's Regulation S-K, and such writing shall specifically state that it is being provided to Parent for such purpose.

9.       CONDITIONS TO OBLIGATION OF BUYER TO PERFORM

                 The obligations of Buyer under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by Buyer by delivery to Shareholders of a written notice of such waiver:

         9.1     Due Diligence Review

                 Buyer's due diligence review, described in Section 7.1, shall fail to disclose, in the reasonable opinion of Buyer, that the financial and operational condition of the Company is materially and adversely different than as presented in (a) the representations and warranties of Company set forth in
Article 5, (b) in the schedules and exhibits delivered by the Company to Buyer herewith, or (c) the drafts of the schedules to be delivered to Buyer pursuant to the last paragraph of Article 3. If Buyer shall fail to give Shareholders notice of a failure of this closing condition within one (1) business day after completion of the Due Diligence Period, this closing condition shall be deemed satisfied.

         9.2     Material Disclosures in Schedules

                 Nothing contained in any of the schedules prepared by Shareholders or the Company and delivered for the first time at Closing shall disclose that either: (a) the ownership of the Stock by the Shareholders, or
(b) the financial and operational condition of the Company, is materially and adversely different than as presented in this Agreement or in the exhibits and schedules provided herewith.

         9.3     Representations and Warranties True on the Closing Date

                 The representations and warranties of each Shareholder and of the Company contained in this Agreement, in the Schedules and Exhibits hereto, and in any certificate, document or statement delivered pursuant to the provisions hereof (including, but not limited to, the Investor Letters), shall be true and correct, in all material respects, on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, and Shareholders and the Company shall have delivered to Buyer certificates in form satisfactory to Buyer (whose approval shall not be unreasonably withheld), dated the Closing Date and signed by Shareholders and the Company to such effect.

         9.4     Compliance with Agreement

                 Each Shareholder and the Company shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by such Shareholder or the Company, as applicable, prior to or on the Closing Date, and Shareholders and the Company shall have delivered to Buyer certificates in form satisfactory to Buyer (whose approval shall not be unreasonably withheld), dated the Closing Date and signed by Shareholders and the Company to such effect.

         9.5     Tender of All Stock and Stock Powers

                 All Shareholders shall have delivered for sale to Buyer on or before the Closing, stock certificates representing all shares of the Stock as contemplated hereby and the stock powers provided for in Section 2.1 and subsection 2.3.2 hereof. The signatures of the Shareholders on this Agreement named in Section 9.7 shall be notarized or guaranteed by a bank.

         9.6     Resignation of Directors and Certain Officers

                 The directors and officers of Metrol and the Subsidiaries, listed in a letter to be delivered by Buyer to Shareholders not less than three
(3) business days prior to the Closing Date, shall, at the Closing, have submitted their resignations in writing to Metrol or the Subsidiaries as appropriate. Such resignations of officers and directors (in such capacity) shall be effective as of the Closing.

         9.7     Opinion of Counsel

                 Buyer shall have received from counsel to the Company and all Shareholders (except The Collins Family Partnership, Galbri Holdings, Inc., Jack Kadis, Martin C. Madden, Steven E. Wheeler and Arnold Zousmer), one or more opinions dated the Closing Date, in form and substance substantially as set forth in Exhibit 9.7.

         9.8     Hart-Scott-Rodino

                 Any applicable waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.

         9.9     Approval of Revisions to Schedules

                  Buyer shall have approved any material adverse revisions to any schedule made by Shareholders delivered prior to the Closing Date and arising out of facts or circumstances occurring from the Execution Date to the Closing Date.

         9.10    No Material Adverse Changes

                 From the Execution Date to the Closing Date, there shall have been no changes in the condition (financial or otherwise), business, property, Assets, obligations or liabilities of the Company which in the aggregate have had, or are reasonably likely to have, a materially adverse effect on the Stock, on the Assets, or on the liabilities of Company existing as of the Closing Date.

         9.11    No Pending Litigation

                 There shall not be any pending, or to Company's knowledge, overtly threatened, claim, proceeding, investigation or inquiry, by any person, governmental body or authority, seeking to prevent or change the terms of, or obtain damages in connection with, this Agreement or the transaction contemplated hereby or which questions the validity or legality of the consummation of the transaction contemplated hereby. No action or proceeding relating to any item that is not disclosed in Schedule 5.17 shall have been instituted, or to Company's knowledge, overtly threatened, to the Company's officers or Shareholders prior to the Closing Date that, if concluded adversely to the Company or Shareholders, would be materially adverse to Buyer's ownership of the Stock, the operation of the Business, or to the Assets taken as a whole.

         9.12    Consents

                 The Company and Shareholders shall have received all material consents and other approvals of and actions by governmental authorities or other third parties (including, without limitation, Sonitrol Corporation, and any probate court having jurisdiction over the Galen and Charla Buckey estate) necessary for Company and Shareholders to consummate the transactions contemplated hereby, including but not limited to those consents, approvals and actions referenced in Sections 4.3 and 5.4 or listed on Schedules 4.3 and 5.4., and the Company, Sonitrol and Buyer shall have done all things necessary to effectuate Sonitrol Corporation's consent to this transaction.

         9.13    Deliveries

                 Shareholders shall have complied with the provisions of
Section 12.1.

10.      CONDITIONS TO OBLIGATION OF SHAREHOLDERS TO PERFORM

                 The obligations of Shareholders under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by Shareholders by delivery to Buyer of a written notice of such waiver:

         10.1    Representations and Warranties True on the Closing Date

                 The representations and warranties of Buyer and Parent contained in this Agreement, in the Exhibits hereto, and in any certificate, document or statement delivered pursuant to the provisions hereof, shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, and Buyer and Parent shall have delivered to Shareholders a certificate in form satisfactory to Shareholders (whose approval shall not be unreasonably withheld), dated the Closing Date and signed by Buyer and Parent to such effect.

         10.2    Compliance with Agreement

                 Buyer and Parent shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by Buyer or Parent prior to or on the Closing Date. Buyer and Parent shall have delivered to Shareholders a certificate in form satisfactory to Shareholders (whose approval shall not be unreasonably withheld), dated the Closing Date and signed by Buyer and Parent to such effect.

         10.3    No Pending Litigation

                 There shall not be pending, or to Buyer's knowledge overtly threatened, any claim, proceeding, investigation or inquiry, by any person, governmental body or authority, seeking to prevent or change the terms of, or obtain damages in connection with, this Agreement or the transaction contemplated hereby or which questions the validity or legality of the consummation of the transaction contemplated hereby. No action or proceeding shall have been instituted, or to Buyer's knowledge overtly threatened, against Buyer or Parent prior to the Closing Date that, if concluded adversely to Buyer or Parent, would be materially adverse to Buyer's or Parent's ability to perform its obligations under this Agreement.

         10.4    Opinion of Counsel

                 Shareholders shall receive at the Closing from Mitchell, Silberberg & Knupp LLP, counsel to Buyer and Parent, an opinion dated the Closing Date, in form and substance substantially as set forth in Exhibit 10.4.

         10.5    Hart-Scott-Rodino

                 Any applicable waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.

         10.6    Consents

                 The Buyer and Parent shall have received all material consents and other approvals of and actions by governmental authorities or other third parties (including, without limitation, Sonitrol Corporation) necessary for Buyer and Parent to consummate the transactions contemplated hereby, including but not limited to those consents, approvals and actions referenced in Sections
4.3 or 5.4, or listed on Schedules 4.3 or 5.4.

         10.7    No Material Adverse Changes

                 From the Execution Date to the Closing Date, there shall have been no changes in the condition (financial or otherwise), business property, assets obligations or liabilities of Parent which in the aggregate have had, or are reasonably likely to have a materially adverse effect on the Parent's Shares, or on the assets or liabilities of Parent existing as of the Closing Date.

         10.8    Deliveries

                 Buyer and Parent shall have complied with the provisions of
Section 12.3.

11.      REMEDIES

         11.1    Termination

                 11.1.1 This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the Closing as follows and in no other manner:

                          (a)     By mutual consent in writing of a Majority in
Interest of Shareholders and Buyer.

                          (b)     By Buyer, by written notice given to
Shareholders, if all of the conditions set forth in Article 9 have not been satisfied or waived by the scheduled Closing Date (and so long as the failure of such condition to have been satisfied was not the result of a material breach hereunder by Buyer).

                          (c)     By a Majority in Interest of Shareholders, by
written notice given to Buyer, if all of the conditions set forth in Article 10 have not been satisfied or waived by Shareholders by the scheduled Closing Date (and so long as the failure of such condition to have been satisfied was not the result of a material breach hereunder by Shareholders).

                          (d)     By a Majority in Interest of Shareholders or
Buyer, by written notice to the other, if the transactions contemplated by this Agreement have not closed on or before July 31,

1996, provided, however, that the party giving such notice is not in default or material breach of this Agreement, which default or material breach has prevented the transaction from closing in the normal course.

                 11.1.2 Upon termination, Buyer shall deliver to Shareholders, and Shareholders and the Company shall deliver to Buyer, the originals and any copies of any and all documentation containing confidential information provided by each party to the other pursuant to the terms of this Agreement.

                 11.1.3 In the event of termination of this Agreement by either Buyer or Shareholders as provided in this Section 11.1, the obligations of Buyer, Shareholders and the Company under this Agreement shall terminate without further liability of any party to another; provided, however, that:

                          (a)     the obligations of the parties under
subsection 2.7.3, Section 8.1, subsection 11.1.2, this subsection 11.1.3 and Sections 17.2, 17.3 and 17.2, 17.3 shall remain in full force and effect; and

                          (b)     a termination under this Section 11.1 shall
not relieve any party of any liability for a breach of, or for any misrepresentation made in, this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if otherwise available) for any such breach or misrepresentation.

         11.2    Other Remedies

                 Except as limited by Articles 13 and 14, in the event of any breach or default of any representation, warranty, covenant, agreement, condition or other obligation by any party hereto, then whether or not this Agreement is terminated pursuant to Section 11.1 above, any other party affected by such breach or default may pursue whatever other rights and remedies are available to such party at law or in equity for any such breach or default, whether occurring before or after Closing. Buyer, Parent, Shareholders and the Company each acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, the other party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms. Each party therefore agrees that each other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which such party may be entitled, at law or in equity.

12.      CLOSING

         12.1    Shareholders' Obligations at Closing

                 At the Closing, Shareholders shall deliver or cause to be delivered to Buyer the following:

                 12.1.1  All schedules required to be delivered hereunder;

                 12.1.2 The stock certificates, stock powers, and other certificates contemplated by this Agreement to be delivered by Shareholders or the Company;

                 12.1.3 A Copy of the Registration Rights Agreement duly executed by Shareholders;

                 12.1.4 All documents evidencing any and all consents, approvals, authorizations, actions, filings or registrations described in Sections 4.3 and 5.4, including without limitation evidence of approval by Sonitrol Corporation of the sale of the Company to Buyer and evidence of approval by the probate court having jurisdiction over the estate of Galen and Charla Buckey, if applicable; and

                 12.1.5  The closing certificates required by Article 9.

         12.2    Shareholders' Release

                 12.2.1 Effective as of the Closing, each Shareholder agrees not to sue and fully releases and discharges Metrol and the Subsidiaries, past and present, including, without limitation, each of their respective directors, officers, employees, shareholders, representatives, agents, assigns and successors, past and present (collectively "Metrol Releasees"), with respect to and from any and all claims, issuances of Metrol's or such Subsidiary's stock, notes or other securities, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which such Shareholder now owns or holds or has at any time owned or held against the Metrol Releasees.

                 12.2.2 It is the intention of each Shareholder that the release contained in Section 12.2.1 be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention each Shareholder hereby expressly agrees that this release shall be given full force and effect according to each and all of its express terms and provisions, including as well, those related to unknown and unsuspected claims, demands and causes of action, if any, as those relating to any other claims, demands and causes of action hereinabove specified.

         12.3    Buyer's and Parent's Obligations at Closing

                 On the Closing Date, Buyer and, as to subsections 12.3.2,
12.3.3 and 12.3.4, Parent shall deliver or cause to be delivered to Shareholders the following:

                 12.3.1 The Cash Closing Payment by wire transfer or other form of immediately available or same-day funds acceptable to Buyer;

                 12.3.2 Certified resolutions of Buyer's and Parent's respective Boards of Directors authorizing the execution and performance of this Agreement and all actions taken by Buyer or Parent in furtherance of this Agreement;

                 12.3.3 A Copy of the Registration Rights Agreement each duly executed by Parent;

                 12.3.4  Certificates evidencing the Parent's Shares; and

                 12.3.5  The closing certificates required by Article 10.

                 In addition, Buyer shall cause the Deferred Payment (other than the Deposit which shall have been previously delivered) to be delivered to the Escrow Agent.

         12.4    The Company's Release

                 12.4.1 Effective as of the Closing, the Company agrees not to sue and fully releases and discharges Shareholders and each of them, in their respective capacities as such, and including, without limitation, each of their respective directors, officers, employees, shareholders, representatives, agents, assigns and successors, past and present, in their respective capacities as such (collectively "Shareholder Releasees"), with respect to and from any and all claims, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which the Company now owns or holds or has at any time owned or held against the Shareholder Releasees.

                 12.4.2 It is the intention of the Company that the release contained in Section 12.4.1 be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention the Company expressly agrees that this release shall be given full force and effect according to each and all of its express terms and provisions, including as well, those related to unknown and unsuspected claims, demands and causes of action, if any, as those relating to any other claims, demands and causes of action hereinabove specified.

13.      INDEMNIFICATION BY SHAREHOLDERS

         13.1    Scope of Indemnification

                 Subject to the limitations set forth in Sections 13.3, 13.5 and 13.6, 13.7, or otherwise in this Article 13, Shareholders covenant and agree, from and after the Closing, to indemnify, defend and hold harmless the Company and Buyer from, for and against any loss, damage, liability or deficiency (including without limitation reasonable attorneys' fees and other costs and expenses incident to any suit, action, investigation or other proceeding) arising out of or resulting from, and, except as hereinafter limited, will pay Buyer on demand the full amount of any sum Buyer may pay or become obligated to pay on account of, or reimburse Buyer for any loss suffered on account of:

                 13.1.1 any material inaccuracy or breach of any representation or warranty made hereunder (as set forth in Articles 4 and 5) by the Company or Shareholders;

                 13.1.2 any failure of Shareholders or the Company to duly perform or observe any covenant or agreement hereunder on the part of Shareholders or the Company to be performed or observed;

                 13.1.3 any federal, state, local or other tax of any nature imposed on the Company with respect to any period of time prior to the Closing Date, arising out of actions or omission by the Company prior to the Closing (but excluding any such taxes that arise as of result of actions, omissions or elections made by the Company or Buyer after the Closing, unless such actions or elections are required to be made by Company or Buyer pursuant to any tax law, ruling or regulation) including, but not limited to, any sales, excise or use tax due on services provided or equipment purchased, sold or leased by the Company prior to the Closing Date, any penalty assessed against the Company, and/or any interest assessed on deficiencies but excluding any tax liabilities in the amounts set forth on the Closing Financials;

                 13.1.4 any claim against the Company by, or liability of the Company to, a third party, (including without limitation, employees (other than claims described in subsection 13.1.5 below), brokers, customers and suppliers of the Company) of any nature arising out of an event or occurrence wherein the loss or damage asserted by the third party occurred prior to the Closing Date, other than claims or liabilities: (a) in the amounts set forth in Closing Financials, or (b) disclosed in any Schedule hereto.

                 13.1.5 any claim of any employee of the Company or of any other person, with respect to the Company's obligations under the Plans or Cash Bonus Plan, except for Company's obligation to pay two (2) weeks severance pursuant to subsection 15.2.3, to the extent not paid to such employee or other person from the Deferred Payment pursuant to the Escrow Agreement.

         In addition, subject to the terms of this Article 13, Shareholders will indemnify and hold harmless Buyer from, for and against any costs and expenses (including reasonable attorneys' fees) which Buyer may suffer or sustain in any successful effort to enforce the indemnification obligations of the Shareholders hereunder.

         Any claim for indemnification by Buyer or the Company pursuant to this
Section 13.1 shall hereinafter be referred to as a "Buyer's Claim."

        13.2    Notice; Tendering Defense to Shareholders for Third Party Claims

                 Shareholders' obligation to indemnify, defend and reimburse the Company and Buyer for a claim alleged by a third party hereunder (a "Third-Party Claim") is subject to a prior written thirty (30) day notice by Buyer of such Third Party Claims unless the Third-Party Claim involves litigation, in which case Buyer shall provide the Shareholders' Representatives with notice of such litigation within ten (10) business days after receipt of such complaint by Buyer or the Company, and provided further, that Shareholders (acting through the Shareholders' Representatives for purposes of this Section
13.2 and Section 13.4) shall have the right to defend, at their expense, any Third-Party Claim (other than a claim regarding taxes, which shall be governed solely by Section 13.4), and Shareholders shall have the right to control the defense, settlement or compromise of such Third-Party Claim and Buyer and/or the Company shall have the right to be kept currently informed and to participate in all aspects of such litigation. In no event may Shareholders consent to the entry of any judgement against the Company or Buyer or enter into any settlement or compromise that includes any injunction, restraining order or similar restriction on the future actions of the Company or Buyer or that does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Company and Buyer of a release from all liability in respect of such claim or litigation. If Shareholders choose not to defend a Third Party Claim, Shareholders acknowledge that they may be bound by any judgment, settlement or compromise resulting from such claim.

         13.3    Buyer's Claim Basket and Liability Cap.

                 Other than with respect to Buyer's Claims (a) asserting a Shareholder's fraud, (b) challenging the Shareholders' title to the Stock, or
(c) brought under subsection 13.1.5, Shareholders' obligations with respect to indemnity pursuant to this Article 13 shall be limited to the extent that the aggregate of such obligation must first exceed $100,000.00 after giving credit for any insurance proceeds received by the Company or Buyer as a result of coverage by insurance of Buyer or the Company ("Buyer's Claim Basket"). Except as provided hereinafter, in no event shall the total liability of all Shareholders for all Buyer's Claims exceed $7,500,000.00 (the "Liability Cap").

         Notwithstanding anything herein to the contrary, the total liability of any single Shareholder shall not exceed that portion of the Final Purchase Price received by such Shareholder. Notwithstanding the limitation of liability set forth above, any Buyer's Claim asserting a Shareholder's (or its designee's) fraud, or asserting a claim as to the title of the Stock shall not be included in the Liability Cap described in this Section 13.3.

         13.4    Tax Buyer's Claim Defense

                 Promptly after receipt by Buyer or the Company of notice of the commencement of any action or proceeding which could result in a Buyer's Claim as to any tax liability (including, without limitation, penalties, assessments or fines) under subsection 13.1.3, Buyer or the Company will give prompt notice of such commencement to the Shareholders' Representatives. If with respect to any such Buyer's Claim, the Shareholders' Representatives shall request, in writing, the right to defend such action, Buyer and the Company will permit Shareholders to do so (subject to Buyer's and the Company's right to be kept currently advised and to participate in the defense) if (i) the Shareholders' Representatives, in writing, shall have confirmed to Buyer, without any qualifications, (other than with respect to any limitations to Shareholders' obligations set forth herein) that such Buyer's Claim is within the scope of the provisions of subsection 13.1.3 and (ii) the Shareholders shall have paid such tax liability (including, without limitation, penalties, assessments or fines) under protest, or shall have furnished an appropriate bond or other form of security as required (but only if and to the extent so required) by the taxing authority or pursuant to applicable law, or have taken such other action as Buyer may reasonably request in order to prevent the imposition of any fines, penalties, forfeitures, liens or other like charges against Buyer and/or the Company and/or their respective assets or properties.

         13.5    Other Limitations

                 After the Closing, Buyer will not be entitled to indemnification with respect to any matter which arises after the date of this Agreement if (i) such matter is disclosed in a revised schedule delivered to Buyer at or prior to the Closing, or (ii) Buyer was fully compensated for such matter pursuant to an adjustment in the Purchase Price pursuant to Section 2.3. In no event shall any Shareholder be liable for any amount as a result of any breach of a representation or warranty in Article 4 hereof or any other breach of this Agreement by another Shareholder, unless such breach is a joint obligation of all of the Shareholders.

         13.6    Sole and Exclusive Remedy

                 After the Closing, the indemnification provided in this
Article 13 shall be the sole and exclusive remedy of Buyer with respect to the matters described in this Article 13 without regard to whether such matter involves claims framed in contract, tort, equity or otherwise, provided, however, that Buyer and Parent also shall be entitled to exercise all rights and remedies available to them under the Registration Rights Agreement or related to the Investor Letters.

         13.7    Survivability of a Buyer's Claim

                 In order for Buyer to be entitled to indemnification for a Buyer's Claim as provided for in Section 13.1, a notice of a Buyer's Claim(s) must be submitted to the Shareholders' Representatives within eighteen (18) months after the Closing Date; except that a Buyer's Claim asserting a Shareholder's fraud, or related to the Shareholders' title to the Stock must be submitted to the Shareholders' Representatives prior to the expiration of the applicable statute of limitations.

         13.8    Payment of Buyer's Claims

         Any Buyer's Claims resolved in favor of Buyer shall first be paid out of the Deferred Payment pursuant to the procedures set forth in the Escrow Agreement, and thereafter by Shareholders. If any Buyer's Claims are unresolved or in dispute as of the date the Deferred Payment is to be delivered to Shareholders by Escrow Agent, Buyer may demand that Escrow Agent retain from the Deferred Payment an amount equal to any unresolved or disputed Buyer's Claims pending resolution.

14.      INDEMNIFICATION BY BUYER AND PARENT OF SHAREHOLDERS

         14.1    Scope of Indemnification

                 Buyer and Parent covenant and agree that, from and after the Closing they shall indemnify, defend and hold harmless Shareholders from, for and against any loss, damage, liability or deficiency (including without limitation attorneys' fees and other costs and expenses incident to any suit, action, investigation or other proceeding) arising out of or resulting from, and will pay Shareholders on demand the full amount of any sum which Shareholders may pay or become obligated to pay on account of, or reimburse Shareholders for any loss suffered on account of:

                 14.1.1 any material inaccuracy or breach of any representation or warranty made hereunder (as set forth in Article 6) by Buyer or Parent;

                 14.1.2 any failure of Buyer or Parent to duly perform or observe any covenant or agreement to be performed or observed hereunder on the part of Buyer or Parent, including, but not limited to, payment or satisfaction of the liabilities included on the Closing Financials;

                 14.1.3 any claim or liability of the Company to employees or other third parties, including but not limited to any litigation or other action, of any nature arising out of any act performed, or state of facts suffered to exist by Buyer, Parent or the Company subsequent to the Closing Date; and

                 14.1.4 any claim or liability of any nature in connection with the payment of any broker's fees, finder's fees or commission in connection with any broker, finder or agent or anyone dealt with by Buyer in connection herewith.

                 In addition, subject to the terms of this Article 14, Buyer and Parent will indemnify and hold harmless Shareholders from, for and against any costs and expenses (including reasonable attorneys' fees) which it may suffer or sustain in seeking to enforce the indemnification obligation of Buyer and Parent hereunder.

                 Any claim for indemnification by Shareholders pursuant to this
Section 14.1 shall hereinafter be referred to as a "Shareholders' Claim."

         14.2    Notice; Tendering Defense to Shareholders

                 Buyer's and Parent's obligation to indemnify, defend and reimburse Shareholders for a Third-Party Claim is subject to prior written thirty (30) day notice by Shareholders of a Third-Party Claim unless the Third-Party Claim involves litigation, in which case Shareholders shall provide Buyer with notice of such litigation within ten (10) business days after receipt of such complaint by Shareholders, and provided further, Buyer and/or Parent shall have the right to defend, at its expense, any Third-Party Claim, and Buyer, Parent and the Company shall have the right to control the defense, settlement or compromise of such Third-Party Claim and Shareholders shall have the right to be kept currently informed and to participate in all aspects of such litigation. In no event may Buyer, Company or Parent consent to the entry of any judgement against Shareholders or enter into any settlement or compromise that includes any injunction, restraining order or similar restriction on the future actions of Shareholders or that does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Shareholders of a release from all liability with respect to such claim or litigation. If Buyer, Parent and Company choose not to defend a Third-Party Claim, they acknowledge that they may be bound by any judgment, settlement or compromise resulting from such claim.

         14.3    Buyer's Claim Basket

                 Other than with respect to Shareholders' Claims (a) asserting Buyer's fraud, or (b) brought under subsections 14.1.3 or 14.1.4, Buyer's obligations with respect to indemnity pursuant to this Article 14 shall be limited to the extent that the aggregate of such obligations must first exceed $100,000 after giving credit to any insurance proceeds received by Shareholders as a result of coverage by insurance of Shareholders or the Company ("Shareholders' Claim Basket").

         14.4    Survivability of a Shareholders' Claims

                 In order for Shareholders to be entitled to indemnification for a Buyer's Claim as provided for in Section 14.1, a notice of a Buyer's Claim(s) must be submitted to Stockholders within the following applicable time limitations:

                 14.4.1 a Shareholders' Claim brought under Sections 14.1.1, and 14.1.2 must be submitted to Buyer within eighteen (18) months after the Closing Date; and

                 14.4.2 any other Shareholders' Claim must be submitted to Buyer prior to the expiration of the applicable statute of limitations relative to such matter.

         14.5    Sole and Exclusive Remedy

                 After the Closing, the indemnification provided in this
Article 14 shall be the sole and exclusive remedy of Shareholders with respect to the matters described in this Article 14 without regard to whether such matter involves claims framed in contract, tort, equity or otherwise, provided, however, that Shareholders also shall be entitled to exercise all rights and remedies available to them under the Registration Rights Agreement.

15.      OBLIGATIONS AFTER CLOSING

         15.1    Transition

                 Shareholders shall render reasonable cooperation to Buyer to effectuate a smooth and orderly transition in the operation and conduct of the Business following the Closing Date.

         15.2    Retention of Company's Employees

                 15.2.1 The Company has adopted or will adopt prior to Closing a Termination Allowance Plan No. 1, a Termination Allowance Plan No. 2 (collectively the "Plans"), and a Cash Stay Bonus Plan (the "Bonus Plan"), drafts of which are attached hereto as Exhibit 15.2.1.

                 15.2.2 Payments due under the Bonus Plan shall be included in the line-item identified as "Accrued Liabilities" on the Current Financials and Closing Financials, and Buyer agrees to cause the Company to pay the amounts due to employees under the Bonus Plan immediately after the Closing.

                 15.2.3 Buyer agrees that it shall cause the Company to retain, on an at-will basis, all employees of the Company as of the Closing Date. Buyer further agrees that it shall cause the Company to pay two (2) weeks' severance pay for any employee terminated by the Company within one hundred eighty (180) days after the Closing Date unless such employee is terminated for "Just Cause" as defined in the Plans, in accordance with the Plans, which payment shall not be the obligation of Shareholders. Any additional payments required to be paid to employees by the Company pursuant to the Plans shall be the obligation of Shareholders and shall be repaid to the Company by Shareholders from the Deferred Payment pursuant to the Escrow Agreement.

                 15.2.4 The payment of two (2) weeks' severance pay and the payment of other benefits earned in the ordinary course of the Company's business under the plans and programs described in Schedule 5.19 shall be the Company's only obligations to such terminated employees.

         15.3    Stub Tax Year Filing

                 Shareholders agree to prepare and to file, at their cost and expense, within the applicable filing time limits all federal, state and local tax returns of the Company for all periods prior to the Closing Date which are required to be filed and shall provide Buyer with copies of all such returns and related work papers. Buyer shall cause the Company to give Shareholders and their accountants reasonable access to all records and documents Shareholders may require to fulfill their
obligations hereunder.   The tax liabilities for the Short Period for Metrol
and the Subsidiaries shall be determined by closing the Company's books and records as of the close of business on the Closing Date, by treating the Short Period as a separate taxable year, and by employing accounting methods which are consistent with those employed in preparing the tax returns for Metrol and the Subsidiaries in prior taxable years and which do not have the effect of distorting income or expenses, except that state, local or other taxes based on items other than income or sales shall be computed for twelve (12) months beginning January 1, 1996 by prorating on a time basis between the Short Period and the period beginning on the date after the Closing Date and ending December 31, 1996; provided that with respect to any taxes which are not in effect during the entire Short Period, Shareholders' allocable portion of such taxes shall be based on the period of time during the Short Period that such tax was in effect.

16.      ARBITRATION

         16.1    Submission

                 In the event any dispute or controversy arising out of this Agreement (including without limitation any dispute regarding the determination of the Final Purchase Price) or the parties' performance hereunder cannot be settled by the parties, the parties hereby agree to resolve the controversy or dispute by submission to arbitration in Phoenix, Arizona.

         16.2    Selection of Arbitrator

                 In the event the parties have not agreed upon an arbitrator within fifteen (15) business days after either party files a demand for arbitration with the Phoenix regional office of the American Arbitration Association ("AAA"), an arbitrator shall be appointed in accordance with the then existing Commercial Arbitration Rules of the AAA; provided, however, that persons eligible to be selected as an arbitrator shall be limited to attorneys at law who (i) are on the AAA's Large, Complex Case Panel, and (ii) have practiced law for at least fifteen (15) years as an attorney specializing in either general commercial litigation or general corporate and commercial matters.

         16.3    Discovery

                 Discovery may be conducted either upon mutual consent of the parties, or by order of the arbitrator upon good cause being shown. In ruling on motions pertaining to discovery, the arbitrator shall consider that the purpose of arbitration is to provide for the efficient and inexpensive resolution of disputes, and the arbitrator shall limit discovery whenever appropriate to ensure that this purpose is preserved.

         16.4    Time Requirements

                 The dispute or controversy shall be submitted for determination within sixty (60) days after the arbitrator has been selected. The arbitrator shall render his or her decision within thirty (30) days after the conclusion of the arbitration hearing. Upon stipulation of the parties, or upon a showing of good cause by either party, the arbitrator may lengthen or shorten the time periods set forth herein for conducting the hearing or for rendering a decision.

         16.5    General

                 The award of the arbitrator shall be final and binding upon the parties. The arbitrator shall base his or her decision on the terms of this Agreement and applicable law and judicial precedent that a United States District Court sitting in Arizona would apply in the event the dispute were litigated in such court, and shall render his or her decision in writing and include in such decision a statement of the findings of fact and conclusions of law upon which the decision is based. Each party agrees to cooperate fully with the arbitrator to resolve any controversy, claim or dispute. The arbitrator shall not be empowered to award punitive damages or damages in excess of actual damages. Judgment to enforce the arbitrator's award, whether for legal or equitable relief, may be entered in the Superior Court of Maricopa County, Arizona, and the parties hereto expressly and irrevocably consent to the jurisdiction of such Court for such purpose.

         16.6    Applicable Rules

                 The arbitrator shall conduct all proceedings pursuant to the Uniform Arbitration Act (the "Act") as adopted in the State of Arizona and the then existing Commercial Arbitration Rules of the AAA, to the extent such rules are not inconsistent with the Act or the provisions of this Article 16. The Uniform Rules of Procedure for Arbitration shall not apply to any arbitration proceeding relating to the subject matter or terms of this Agreement.

         16.7    Injunctive and Provisional Remedies

                 This Article 16 shall not be construed to limit or restrict the right of any party to seek specific performance of this Agreement pursuant to Section 11.2 hereof, obtain temporary or preliminary injunctive relief or to seek provisional remedies from a court of competent jurisdiction under generally applicable principles of law and equity.

17.      GENERAL PROVISIONS

         17.1    Publicity

                 All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Buyer and Shareholders. All such notices or other publicity shall, prior to publication, be approved in writing by Buyer and a Majority in Interest of Shareholders, which approvals shall not be unreasonably withheld.

         17.2    Expenses

                 Except as otherwise specifically provided, each party shall be responsible for its own fees, costs and other expenses incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated hereunder. No professional fees or other costs incurred on behalf of Shareholders or Company (including preparation of the Closing Financials and stub tax year filing) and associated with this transaction shall be charged to Company or paid by Company. In addition, any such fees or costs of Company arising out of professional services performed or costs incurred on or prior to the Closing Date shall be the sole responsibility of Shareholders, shall be excluded from any liabilities of Company as of the Closing Date, shall not be included in the Current Financials or Closing Financials, and shall not be charged to Company after the Closing Date.

         17.3    Survival of Representations, Warranties and Covenants

                 The respective representations, warranties and covenants of Buyer, Parent, the Company and each Shareholder made herein or in any certificate or other document delivered pursuant to this Agreement, including without limitation the obligations of indemnity hereunder, shall, except as limited by Articles 13 and 14, survive the Closing Date and the consummation of the transactions contemplated hereby, notwithstanding any examination made by or for the party to whom such representations, warranties or covenants were made, the knowledge of any officers, directors, shareholders, employees or agents of the party, or the acceptance of any certificate or opinion.

         17.4    Notices

                 All notices, requests, demands and other communications required under this Agreement shall be in writing and shall be deemed duly given and received (i) if personally delivered or sent by confirmed facsimile, on the date of delivery, (ii) if mailed, three (3) days after deposit in the United States Mail, registered or certified, return receipt requested, postage prepaid and addressed as provided below, or (iii) if deposited with a courier delivery service for overnight or "next- day" delivery, on the next business day after deposit with such service, addressed as follows:

                 If to Shareholders:  Sandler Mezzanine General
       Partnership
                                           767 Fifth Avenue
                                           45th Floor
                                           New York, New York 10153
                                           Attention: Ms. Hannah C. Stone
                                           Facsimile: 212-826-0280

                                           Bariston Associates, Inc.
                                           One International Place
                                           Boston, Massachusetts 02110
                                           Attention:  John B. Frieling
                                           Facsimile:  617-330-8951

                                            Ms. Mary Schick
                                            630 E. Harmont Drive
                                            Phoenix, Arizona 85020
                                            Facsimile:  None

                                            with a copy to each of:

                                            Edward J. O'Connell, Esq.
                                            Dow, Lohnes & Albertson
                                            1200 New Hampshire Avenue, N.W.
                                            Suite 800
                                            Washington, D.C. 20036
                                            Facsimile: 202-776-2222

                                            John G. Sestak, Jr., Esq.
                                            Jennings, Strouss & Salmon, P.L.C.
                                            2 North Central, Suite 1600
                                            Phoenix, Arizona 85004-2393
                                            Facsimile: 602-253-3255

                 If to the Company:         Ms. Mary Schick
                                            630 E. Harmont Drive
                                            Phoenix, Arizona 85020
                                            Facsimile:  None

                                            and

                                            Mr. Michael G. Brady
                                            6902 S. Butte Avenue
                                            Tempe, Arizona 85283
                                            Facsimile: None

                                            with a copy to:

                                            John G. Sestak, Jr., Esq.
                                            Jennings, Strouss & Salmon, P.L.C.
                                            2 North Central, Suite 1600
                                            Phoenix, Arizona 85004-2393
                                            Facsimile: 602-253-3255

         If to Buyer or Parent:             John E. Mack III, Vice President
                                            Protection One Alarm
                                            Monitoring, Inc.
                                            6011 Bristol Parkway
                                            Culver City, California 90230
                                            Facsimile: 310-649-3855
                                                       and

                                              John W. Hesse,
                                              Executive Vice President
                                              Protection One, Inc.
                                              3900 S.W. Murray Blvd.
                                              Beaverton, Oregon 97005
                                              Facsimile: 503-520-6099

                                              with a copy to:

                                              Alan L. Pepper, Esq.
                                              Mitchell, Silberberg & Knupp LLP
                                              11377 W. Olympic Blvd.
                                              Los Angeles, California 90064
                                              Facsimile: (310) 312-3798


Any party may change its above-designated address by giving the other party written notice of such change in the manner set forth herein.

         17.5    Headings

                 Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or of any provision hereof.

         17.6    Entire Agreement: Modification

                 This Agreement constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties with respect to the subject matter hereof. No supplement, modification or amendment of this Agreement shall be binding and enforceable unless executed in writing by the parties hereto.

         17.7    Waiver

                 No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing by Buyer if it is making the waiver or by a Majority in Interest of Shareholders if they are making the waiver.

         17.8    Exhibits

                 Exhibits attached hereto or contained in an accompanying book of Exhibits and referred to in this Agreement are hereby incorporated into this Agreement and made a part hereof.

         17.9    Counterparts

                 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         17.10   Governing Law; Jurisdiction

                 Except as expressly provided herein, this Agreement shall be construed in accordance with, and governed by, the laws of the State of Arizona, without regard to the application of conflicts of law principles.

         17.11   Attorneys' Fees

                 In the event an arbitration claim, action or suit is brought by any party hereto to enforce the terms of this Agreement, the prevailing party shall be entitled to the payment of its reasonable attorneys' fees and costs, as determined by the arbitrator or the judge of the court.

         17.12   Parties in Interest

                 Nothing in this Agreement, whether expressed or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement, nor is anything in this Agreement intended to relieve or discharge the liability of any party hereto, nor shall any provision hereof give any person any right of subrogation against or action over or against any party.

         17.13   Successors in Interest

                 Except as otherwise provided herein, all provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, executors, administrators, personal representatives, successors and assigns of any of the parties to this Agreement.

         17.14   Severability

                 The invalidity or unenforceability of any particular provision, or any part thereof, of this Agreement shall not affect the other provisions hereof and this Agreement shall be continued in all respects as if such invalid or unenforceable provision were omitted.

         17.15   Further Assurances

                 Each party will execute and deliver such further documents and take such further actions as may be required to carry out the intent and purpose of this Agreement.

         17.16   Preparation of Escrow Agreement

                 Buyer and Shareholders agree to use their best efforts to finalize the terms of the Escrow Agreement and to cause the Escrow Agreement to be executed by the Company, Buyer, the Shareholders' Representatives, on behalf of the Shareholders, and the Escrow Agent within five (5) business days after the Execution Date.

         17.17   Interpretation

                 The parties hereto agree that each party and its counsel have reviewed this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

         17.18   Joint and Several Obligations

                 All obligations of Buyer and/or Parent in this Agreement shall be joint and several.

         17.19   Action by the Shareholders' Representatives

                 Prior to the Closing Date the Shareholders Representatives shall have proposed a methodology for resolving a disagreement between the Shareholders' Representatives arising out of their failure to agree on taking any action or fulfilling any obligation or covenant required of them pursuant to this Agreement which shall be incorporated into this Agreement.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

BUYER:

PROTECTION ONE ALARM MONITORING, INC.


By:      /s/ JOHN E. MACK
   -----------------------------------------------
         John E. Mack III, Vice President

COMPANY:

METROL SECURITY SYSTEMS, INC.


By:      /s/ MICHAEL G. BRADY
   -----------------------------------------------
         Michael G. Brady, CEO

SHAREHOLDERS:

THE BUCKEY FAMILY TRUST


By:      /s/ MARY SCHICK, TRUSTEE
   ------------------------------------------------
         Mary Schick, Trustee

THE COLLINS FAMILY PARTNERSHIP


By:      /s/ DAVID S. COLLINS, TRUSTEE
   ------------------------------------------------
         David S. Collins, Trustee

GALBRI HOLDINGS, INC.


By:      /s/ BRIAN O. 'N GALLERY
   ------------------------------------------------
         Brian O. 'N Gallery, President


         /s/ JACK KADIS
- ---------------------------------------------------
JACK KADIS


         /s/ MARTIN C. MADDEN
- ---------------------------------------------------
MARTIN C. MADDEN



         /s/ STEVEN E. WHEELER
- ---------------------------------------------------
STEVEN E. WHEELER

         /s/ ARNOLD ZOUSMER
- ---------------------------------------------------
ARNOLD ZOUSMER


SANDLER MEZZANINE PARTNERS, L.P.
 By: Sandler Mezzanine General Partnership, General Partner
     By:  MJM Media Corp., General Partner


           By:   /s/ MICHAEL J. MAROCCO
              ----------------------------------------------
                          Michael J. Marocco, President

SANDLER MEZZANINE FOREIGN PARTNERS
 By: Sandler Mezzanine General Partnership, General Partner
     By:  MJM Media Corp., General Partner


           By:   /s/ MICHAEL J. MAROCCO
              ----------------------------------------------
                          Michael J. Marocco, President

SANDLER MEZZANINE T-E PARTNERS, L.P.
 By: Sandler Mezzanine General Partnership, General Partner
     By:  MJM Media Corp., General Partner


           By:   /s/ MICHAEL J. MAROCCO
              ----------------------------------------------
                          Michael J. Marocco, President

BHI ASSOCIATES IX, L.P.
 By: Bariston Communications, Inc.,
       General Partner



           By:   /s/ JOHN B. FRIELING
              ----------------------------------------------
                 John B. Frieling, Vice President

PARENT:

PROTECTION ONE, INC.


By:      /s/ JOHN E. MACK, III
   -----------------------------------------------------------------
         John E. Mack III, Vice President

                    Agreement for Purchase and Sale of Stock
                          Exhibits and Schedules List

         The following Exhibits and Schedules have been omitted from this filing, but will be furnished supplementally to the Securities and Exchange Commission on request:

EXHIBITS
- --------
1.20                              Escrow Agreement
1.23                              Financial Statements
1.35                              Registration Rights Agreement
4.6                               Investment Letter
9.7                               Form of Company's and Shareholders' Counsel's Opinion
                                  Letter
10.4                              Form of Buyer's and Parent's Counsel's Opinion Letter

15.2.1                            Severance Plans and Cash Bonus Plan

SCHEDULES
- ---------

1.12                              Company Representatives
2.3                               Closing Purchase Price Calculation
3.1                               Alarm Accounts List and RMR
3.2                               Asset List
3.3                               Customer Accounts List
3.4                               Excluded Assets List
3.5                               Closing Work in Process (To be delivered at Closing)
3.6                               Suppliers and Open Purchase Orders  (To be delivered at
                                  Closing)
4.3                               Consents Required of Shareholders
5.1                               Metrol's Capital Structure
5.2                               Metrol's Organization and Standing and List of
                                  Officers and Directors of Metrol and Subsidiaries
5.4                               Consents Required of Company
5.7                               Absence of Specific Changes
5.11                              Personal Property Leases
5.12                              Alarm Systems and Equipment
5.14                              Real Property Leases
5.15                              Material Contracts
5.17                              Litigation and Claims
5.17.5                            Claims
5.19                              Employee Agreements and Benefit Plans
5.20                              Forms of Subscriber and Customer Agreements
5.21                              Compliance with Laws
5.22                              Insurance Policies
5.25                              Tax Matters